Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Allied Energy, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-30053	22-3084979
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

104-360 College Street Suite #251

Toronto, ONT M5T 1S6

Canada

(Address of principal executive offices)

+852-96989823

Registrant’s telephone number

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered:
Common Stock, $0.001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form 10 (this “Amendment”) is being filed by Allied Energy, Inc. (the “Company”) to amend the Registration Statement on Form 10 initially filed with the Securities and Exchange Commission (the “SEC”) on October 31, 2025 (the “Original Filing”), which became automatically effective on December 30, 2025, in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act”).

This Amendment is being filed to update Item 15, “Financial Statements and Exhibits,” to include the Company’s unaudited condensed financial statements for the interim period ended September 30, 2025 and to update corresponding information throughout the filing including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in light of the expiration of the previous interim financial data included in the Original Filing.

This Amendment No. 1 amends and replaces in its entirety the previously filed Form 10, which became effective on December 30, 2025 pursuant to Section 12(g)(1) of the Exchange Act. Once this Registration Statement was deemed effective, we became subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Registration Statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees, if any. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://sec.gov.

This registration statement became effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

FORWARD LOOKING STATEMENTS

There are statements in this Registration Statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data, and other information, and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF BUSINESS

Allied Energy, Inc. (“Allied Energy”, the “Company,” “us” or “we”) through its subsidiaries, operates an AI driven social commerce platform that facilitates monetization between social media influencers and brands. The platform enables influencers to share and sell products they endorse, while offering brands access to an extensive network of influencers to promote and distribute their products.

Allied Energy, Inc. (OTC: AGGI) is an investment holding company headquartered in Toronto, Canada. Focused on identifying and nurturing high-potential businesses across various sectors, Allied Energy aims to create long-term value for its shareholders through strategic acquisitions and partnerships. The Company has one direct subsidiary Metamexx Corp. and one indirect wholly owned subsidiary, BILI, Inc. (“BILI”).

BILI is an indirect subsidiary of Allied Energy, Inc. BILI, BecauseILoveIt.com, is an emerging AI powered social commerce platform that empowers individuals to monetize their social media content by connecting creators with brands, enabling them to create personalized online stores and maximize their earning potential by leveraging their social media presence. Through BILI Boost™, the platform also facilitates dynamic collaborations between creators and brands, allowing influencers to craft unique branded content and earn compensation for their creativity. BILI’s innovative approach ensures that creators can turn their passion into profit, while brands benefit from authentic, impactful partnerships. As of September of 2025, BILI has 37,000 engaged users/creators, and 2,150 engaged brand contacts. The term “engaged,” includes, but is not limited to BILI platform registered profiles, BILI platform users, BILI clients, BILI active customer relationship (CRM) contacts including email, social media, etc.

Current Products and Services.

To achieve BILI’s mission of effectively and efficiently connecting brands and social media influencers BILI offers the services outlined below.

BILI Base™

BILI Base™ available at https://BILI.Social is the AI powered social commerce platform where we enable creators to sell products, where each creator effectively becomes a retailer. This concept is modelled off established practices in Asia where influencer driven commerce is common. In North America, X (formerly Twitter), recently announced a partnership with VISA to enable FIAT wallets inside the platform which we believe will enable payments between creators and shoppers. We expect this to be copied by other social media platforms, reducing the barriers between social commerce. BILI Base™’s AI powered social commerce platform is designed to harness this change.

We secure distribution deals with brands and manufacturers to sell products through the BILI Base ™ platform. Brands pay us a 9.9% transaction fee, and creators earn an additional 10-30% commission. We believe this pricing model is cost effective when compared to traditional retail pricing, where brands have to pay retailers approximately 50-60% of the purchase price, our model leaves brands with a larger stake of each sale.

BILI Boost™

There are an estimated 10+ million influencers in North America, (and many more worldwide) and we believe we have data on every one of them. Most Fortune 500 brands aren’t interested in the estimated 10 million influences. They are interested in the 100, 10 or 1 that fit their campaign perfectly. Our AI enabled search engine and filtering allows for almost instant identification of suitable creators to help brands promote and sell their products. Our ‘white glove’ process identifies these creators, benchmarks pricing, engagement and reach metrics, and then enables seamless contracting to have these creators develop and share brand content.

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We structure all BILI Boost™ engagements with our unique proprietary guaranteed results process called the BILI Benchmark whereby clients receive a guaranteed number of views against their target audience. We track views as measured by social media platforms such as Instagram and Tik Tok. We use several inputs to guarantee the BILI Benchmark including but not limited to:

•	Influencer auditing with 150+ points of data to select optimal influencers.
•	Cost benchmarking to negotiate fair deals.
•	Rigorous content creation processes and best practices.
•	Real-time automated monitoring of live content performance and optimization across creators, content, platforms and posts to optimize results.
•	Paid amplification of creator posts targeted towards a brand’s agreed target audience.

We believe that this unique structure will help secure new brand partnerships and scale business growth.

We earn a fixed service fee for sourcing creators and for managing the content creation paid amplification.

BILI Boost+™

BILI Boost+™ is the enhanced version of BILI Boost™ that has all the features of BILI Boost™ but adds the layer of enhanced targeting of paid amplification by targeting the social media posts based on actual past purchase behavior of social media consumers. For example, a brand can amplify their social media posts towards people who have purchased a competitive product in the last 6 months. BILI Boost +™ fees are charged at a premium of 15-35% over BILI Boost™.

BILI Academy

As part of our services, we also train creators during their onboarding process to maximize the efficiency and effectiveness of their engagement with brands and with their audiences.

Company Divisions and Objectives

As we advance our plan of operation, we believe we should focus our efforts on the pursuit, research and development of the following tools, objectives, partnerships and relationships in order to achieve success:

AI

We first implemented AI into our practices and platforms in early 2023 after the first launch of Chat GPT. AI was used to assist creators in developing social media captions, and tests showed an increase of 28% in engagement (likes, shares, comments, views) on our creators’ AI enhanced content. Since then, we have continued to utilize, develop and implement AI into practices, the platform, our products and services, and campaigns to drive greater efficiency and increased effectiveness. We believe that the ongoing implementation and integration of AI will continue to drive the differentiation and success of our business.

Connecting Asia and North America

Many Asian manufacturers are actively looking to expand sales internationally, including into North America. We believe that our data on 7 Million+ creators, plus weekly engagement with tens of thousands of creators is a compelling audience for these Asian manufacturers. As such, our Asia team is actively promoting and selling to these manufacturers access to BILI Base™, BILI Boost™ and BILI Boost+™ services. We believe that the pursuit of a mutually satisfactory business relationship with Asian manufactures represents a strategic benefit and significant opportunity to scale our business.

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Sports and Entertainment

We will provide brands with direct access to thousands of amateur, pro and retired athletes, which we believe is more than almost any competitor in North America has to offer. We have established this network through industry leading partnerships such as our “Exclusive Social Commerce” Partnership with the NHL (National Hockey League) Alumni Association and the “Exclusive Social Commerce Partnership” with the CFL (Canadian Football League) Union. These exclusive partnerships enable us to provide athlete driven BILI Boost™, BILI Boost+™ and BILI Base™ offerings to brands that we believe many competitors are unable to match. We aim to expand these partnerships to other sports including but not limited to basketball, soccer, baseball and the lucrative and expanding eSports segments.

Properties & Equipment

Currently, our office space is located in a leased office space located at 104-360 College Street Suite #251, Toronto, ONT M5T 1S6, Canada which we believe is sufficient for our present needs. Additionally, the Company currently has assets that consist of solely intellectual property, know-how, and previously developed and cultivated relationships that we believe will facilitate our plan of operations as we move forward.

Paths to Revenue

Allied Energy, Inc. has identified various avenues to generate revenue, capitalizing on our platform, and the influencer marketing industry.

We generate revenues by both earning a fixed service fee for sourcing creators and for managing the content creation paid amplification through our BILI Boost™ and BILI Boost+™ products, and via sales commissions collected from sales generated through our BILI Base™ platform.

Target Market in the US

Target Market	Description

Enterprise Brands	Fortune 500+ brands with marketing budgets ranging from $50-500 Million allocated to social media, influencers, PR, etc. Brands looking to drive awareness are suitable for BILI Boost™ services. Brands looking to drive sales are suitable for BILI Base™.

Small and Medium Brands	Businesses with marketing budgets ranging from $2-50 Million allocated to social media, influencers, PR, etc. Brands looking to drive awareness are suitable for BILI Boost™ services. Brands looking to drive sales are suitable for BILI Base™.

Commerce Creators	Creators with content focused on selling products and services. Sometimes referred to as ‘Affiliate,’ these creators focus on messages and content to promote and recommend specific products with the intent of selling, usually with direct links to the brand, or in BILI’s case a creators personalized store link through BILI Base™. These creators are suitable for BILI Base™ and BILI’s AI processes and tools to help match creators with brands, products and to help creators develop text and video content.

Content Creators	Creators who develop content focused on promoting products and services. These creators focus on messages and content to raise general awareness of a business or their products and services. These creators are suitable for BILI Boost™ and BILI’s AI processes and tools to help creators develop text and video content. Often BILI also applies paid advertising behind this content to increase the reach and effectiveness for a brand.

Industry Overview & Competitive Landscape

The social commerce and influencer marketing landscape is undergoing a dramatic transformation, fueled by shifting consumer behaviors, platform consolidation, and the rise of AI. BILI operates at the intersection of content, commerce, and creator empowerment, positioning itself uniquely between traditional influencer networks and next-generation social commerce platforms.

We face intense competition from platforms and agencies that span across creator discovery, campaign management, content development, and monetization infrastructure. Many of our competitors are significantly better capitalized and more established, giving them structural advantages in scale, brand recognition, and market access.

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Competitive Landscape

Direct Competitors

BILI competes with both platforms and influencer marketing agencies across multiple categories:

•	Influencer Marketing Platforms

o	CreatorIQ: Enterprise-grade platform offering influencer relationship management, robust analytics, and third-party integrations.

o	Upfluence, Modash, Traackr, IZEA: Specialize in influencer discovery and campaign workflows, with varying levels of analytics, content collaboration, and commerce integration.

•	Agencies & Hybrid Models

o	The Goat Agency, Viral Nation: Provide influencer marketing as a managed service, often at scale. Goat’s acquisition by WPP gives it access to large agency clients.

o	Acceleration Partners (AP): A global leader in performance-based partnerships, AP blends affiliate and influencer marketing strategies for e-commerce brands.

•	Creator Commerce Platforms

o	LTK (LikeToKnowIt): Offers creators their own storefronts and performance analytics. Its platform-native commerce focus is key for fashion, lifestyle, and beauty sectors.

o	Bazaarvoice: A user generated content (UGC) platform with influencer campaign integration and e-commerce syndication features.

o	Brands Meet Creators: A growing player offering campaign tracking, a discovery network, and a revenue-share model based on campaign value.

o	Yotpo: Though best known for reviews and loyalty, Yotpo now integrates social content and commerce features, including SMS and referral campaigns.

•	Freelance Marketplaces

o	Fiverr, Upwork: Provide scalable, low-cost content production and creator access. These platforms compete indirectly with BILI for long-tail influencer collaboration.

Market Trends

According to market data, forecasts and external research gathered by the Company, we believe that there are currently five major trends that define the current and future state of our industry:

1.       AI-Powered Personalization

Platforms like LTK, Yotpo, and Bazaarvoice are increasingly leveraging AI for influencer matchmaking, return on investment prediction, and content optimization. AI also powers virtual influencers and synthetic media.

2.       Commerce-Driven Content

Creators are no longer just storytellers, rather they are storefronts. Brands are investing in shoppable video, augmented reality-powered try-ons, affiliate integrations, and trackable creator links to drive measurable conversions.

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3.       Rise of the Professional Creator

Creators are evolving into entrepreneurs by offering services like coaching, launching their own brands, and monetizing via multiple streams (e.g., equity deals, direct-to-fan tools).

4.       Platform Consolidation & Vertical Specialization

There is a trend toward consolidation and specialization: Goat was acquired by WPP, and smaller players are focusing on verticals like fitness, fashion, or sustainability. This creates space for purpose-built platforms like BILI to grow.

5.       Community-Led Discovery & Social SEO

Platforms like TikTok, Pinterest, and YouTube Shorts are becoming search engines. Influencer content is driving product discovery, and brands are optimizing for “social search” over traditional SEO.

Strengths & Opportunities for BILI

•	Global Recognition: BILI recently received 3 awards at the global BOLD awards in Lisbon, Portugal recognizing excellence in tech, design, impact and creativity. This established BILI as a leader amongst global peers.

•	Vertical Focus: Few competitors have verticalized influencer matching. BILI’s specialization in categories like wellness, fashion, fitness, or social impact could differentiate it meaningfully.

•	Democratization of Tools: By offering accessible creator onboarding, reporting dashboards, and performance tools for both creators and brands, BILI can position itself as an enabler for mid-tier and emerging creators.

•	AI Integration Potential: There’s significant opportunity to build or integrate lightweight AI solutions for creator scoring, content guidance, and dynamic pricing to match or outpace competitors.

•	Social Commerce Partnerships: BILI can create integrations with e-commerce platforms (e.g., Shopify, WooCommerce) or affiliate platforms to drive conversion-oriented campaigns.

•	Education as Differentiator: Programs like the BILI Academy can upskill creators while reinforcing brand trust. This component is rarely emphasized by larger players.

Weaknesses & Threats

•	Capital Disadvantage: Competitors like CreatorIQ, Viral Nation, and Bazaarvoice have raised substantial funding and built large enterprise sales teams.

•	Measurement Challenges: Like all participants in this space, BILI must address cross-platform return on investment attribution, fake follower filtering, and campaign effectiveness transparency.

•	Noise & Fragmentation: With so many platforms and creators, BILI will need to stand out with superior user experience or UX, clearer positioning, or a breakthrough partner campaign.

•	Audience Maturity: Consumers are savvier which can cause traditional macro-influencer campaigns to underperform. Micro/nano influencers require scalable tools, which many competitors are already building.

Proprietary Rights

Proprietary rights are crucial to our success and competitive position. We rely on intellectual property and trade secret laws, confidentiality procedures, and contractual provisions to evolve and secure our proprietary rights.

As of September 30, 2025, we owned 2 trademarks in Canada and have 3 pending, as well as 2 pending trademark applications in the U.S. As of Sept 30, 2025, we also own approximately 15 domain names related to our platform and our products and services.

The service agreements that we execute with our creators include intellectual property provisions whereby we acquire ownership rights to all content generated by creators with the right to use and post such content.

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Employees

Currently, we employ 13 individuals (excluding officers, directors and key advisors):

Operations: 3 full time employees responsible for managing the day-to-day operations of the Company, including project coordination and logistics. These individuals dedicate an average of 40 hours per week.

Sales and Marketing: 4 full time employees focus on business development, client acquisition, and promoting the Company’s services. Their roles include outreach and engagement with potential partners and stakeholders. These employees spend approximately 40 hours per week in these efforts.

Finance: 1 full time employee who manages the Company’s financial operations, including accounting, financial planning, and compliance. This individual also works 40 hours per week.

Tech and Development: 5 full time employees manage the Company’s technical, web and commerce platform development.

Each employee contributes to the Company’s operational efficiency and growth.

In addition to the above, we outsource numerous tasks such as content development, to independent contractors on an as needed basis. Presently, we have approximately 5 individuals who perform work for us on an independent contractor basis.

In addition to the above, we rely on our officers, directors and key advisors, a number totaling 17 people.

None of our employees are expected to be subject to a collective bargaining agreement or represented by a trade or labor union. We consider our employee relations to be good.

Corporate History

The Company was originally incorporated under the laws of the State of Colorado on March 6, 1998, under the name Technol Fuel Conditioners, Inc. On July 17, 2006, the Company filed a Certificate of Domestication with the Secretary of State of the State of Florida to file Articles of Incorporation with the State of Florida. The Company changed its name from Technol Fuel Conditioners, Inc. to Allied Energy Group, Inc. by filing Articles of Amendment to its Articles of Incorporation with the Florida Secretary of State on July 31, 2006. The Company changed its name from Allied Energy Group, Inc. to Allied Energy, Inc. by filing Articles of Amendment with the Florida Secretary of State on December 21, 2007. On February 9, 2012, the Company filed Articles of Amendment to its Articles of Incorporation to create a new series of shares of preferred stock, designated as Series A Preferred Stock. The Company changed its name from Allied Energy, Inc. to DCXGen Corp. by filing Articles of Amendment to its Articles of Incorporation with the Florida Secretary of State on March 2, 2021. The Company changed its name again from DCXGen Corp. to MetaSky Corp. by filing Articles of Amendment to its Articles of Incorporation with the Florida Secretary of State on May 9, 2022. On October 22, 2024, the Company filed Articles of Amendment to its Articles of Incorporation with the Florida Secretary of State to (i) change its name back to Allied Energy, Inc., (ii) terminate a reverse split that was never implemented, (iii) terminate the Series A Preferred Stock designation, and (iv) create a new series of shares of preferred stock, designated as Series B Preferred Stock.

BILI Inc. (“BILI”) was incorporated under the Canada Business Corporations Act on November 22, 2021.

On October 16, 2024, the Company entered into an Equity Exchange Agreement with Metamexx Corp (“Metamexx”), a wholly owned subsidiary of the Company, BILI, and the shareholders of BILI (the “Exchange Agreement”).

Pursuant to the Exchange Agreement, the Company, through Metamexx, acquired up to 100% of the issued and outstanding shares of BILI in exchange for newly issued shares of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”). The Company issued an aggregate of 117,318,448 shares of Series B Preferred Stock to the BILI shareholders as consideration pursuant to the Exchange Agreement in connection with the acquisition of BILI. During the three months ended March 31, 2025, the Company issued an aggregate of 17,597,767,200 shares of Common Stock for the conversion of 117,318,448 shares of Series B Preferred Stock.

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Following the Exchange Agreement, the Company currently operates an AI powered social commerce platform designed to facilitate connections between social media influencers and brands. The platform enables influencers to share and sell products they love while providing brands access to a broad network of influencers.

The Company currently operates through Metamexx, its wholly owned subsidiary and BILI, a wholly owned subsidiary of Metamexx.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and developing business. Our future is based on a business plan with no historical facts to support projections and assumptions. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of an early-stage business. Our lack of a significant and relevant operating history makes it difficult to predict with certainty our future operating results.

Government Regulations

We are subject to foreign and domestic laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted by regulators or the courts in ways that could adversely affect our business model. In the U.S. and abroad, laws relating to the liability of providers of online services for the activities of their users and other third parties are currently being tested by several claims. These regulations and laws may involve taxation, tariffs, privacy and data protection, consumer protection, content, copyrights, distribution, electronic contracts and other communications, and online payment services. In addition, governments may seek to censor content available on our platforms or attempt to block access to social media platforms. Accordingly, adverse legal or regulatory developments could substantially impact our business. The currently presidential administration recently released its AI Action Plan, prioritizing building the country’s AI capabilities, including data centers and other support, while removing certain regulatory barriers. The AI Action Plan constitutes a strategic framework to advance the development and advancement of AI in the US. The plan involves policy recommendations and actions for government agencies to promote AI development, address national security concerns, and foster economic competitiveness through AI. It is impossible to determine the impact that the AI Action Plan might have in our business and industry, but we believe it might generate opportunities from reduced regulatory hurdles and expanded governmental support. There’s still uncertainty regarding the interaction between federal policies and existing state laws, and the potential for slower progress from interagency coordination. We will monitor advances in these regulations to guarantee compliance, but also to ensure that we take advantage of the opportunities that this new policy might present.

We are subject to various federal, state, and international laws and regulations governing privacy, information security, and data protection laws (“Privacy Laws”). Legislators and/or regulators in the countries in which we operate are increasingly adopting or revising Privacy Laws. All U.S. states have passed data breach notification laws, and others have adopted or expanded laws and regulations that address the security of personal information and the collection and use of personal information through websites. In particular, California passed a broad-reaching consumer privacy law in June 2018, which went into effect on January 1, 2020, called the California Consumer Privacy Act (“CCPA”). Virginia’s Consumer Data Protection Act (“CDPA”) came into effect on January 1, 2023, which is also when the California Privacy Rights and Enforcement Act of 2020 (“CPRA”) took effect, and new consumer privacy laws have been passed in 2024 in Florida, Montana, Oregon, and Texas; with new laws passed or expected to be passed in 2025 in Delaware, Iowa, Maryland, Minnesota, Nebraska, New Hampshire, New Jersey, and Tennessee. The U.S. Congress has previously expressed consideration of the implementation of a national Privacy Law. Outside the U.S., the European Union’s (“EU”) General Data Protection Regulation (“GDPR”), which became effective May 25, 2018, has an extra-territorial scope and substantial fines (up to 4% of global annual revenue or €20M, whichever is greater), and also in 2018, Brazil passed a law similar to GDPR. Other countries have passed or are considering similar laws, such as India’s Digital Personal Data Protection Act and China’s Personal Information Protection Law. Enforcement of Privacy Laws also has increased over the past few years. Accordingly, new, and revised Privacy Laws, together with stepped-up enforcement of existing Privacy Laws, could significantly affect our current and planned privacy, data protection, information security-related practices, our collection, use, sharing, retention, and safeguarding of consumer and/or employee information, and some of our current or planned business activities.

The U.S. Digital Millennium Copyright Act has provisions that limit but do not eliminate our liability for linking to third-party websites. These websites may contain materials that infringe on third parties’ copyrights or other intellectual property rights of third parties. We must comply with the statutory requirements of this act. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

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As an e-commerce service provider, we are subject to Section 5 of the Federal Trade Commission Act of 1914 (the “FTC Act”), which prohibits unfair or deceptive acts or practices, including advertising and marketing on the Internet. Many states have consumer protection laws similar to the FTC Act prohibiting unfair and deceptive business practices. In addition to those requirements, the marketers, creators, and agencies that use our platforms are subject to specific guidelines and regulations regarding online advertising, such as the Dot Com Disclosures - Information about Online Advertising, issued by the Federal Trade Commission (the “FTC”), the FTC’s Enforcement Policy Statement on Deceptively Formatted Advertisements, issued in 2015, and the FTC’s Guides Concerning the Use of Endorsements and Testimonials in Advertising (known as the Endorsement Guide) which were adopted in 2009, updated and reissued by the FTC in 2013, and further clarified in 2015 and 2024, and are regularly enforced. The Endorsement Guide, for example, significantly extends the scope of potential liability associated with the use of testimonials and endorsements, including injecting endorsement requirements into advertising methods such as blogging, posting on Instagram, tweeting, and other online postings of sponsored advertisements by a creator. In particular, the Endorsement Guide provides that creators must always clearly and conspicuously disclose the material connection between the creator and the marketer, such as if they received consideration for blogging or posting about a particular product, service, brand, or the like, whether the consideration comprises something tangible (i.e. cash, discounts, objects that are provided to them at no cost, even for testing purposes) or intangible (such as accolades and more prominent future blogging or posting opportunities). In addition, the creator must not make claims about the product or service they are discussing that go beyond what the marketer could say about it. The Endorsement Guide further provides that the marketer should ensure that creators speaking on its behalf are provided guidance and training to ensure their claims, statements, and representations are truthful, transparent, and adequately substantiated, and monitor the activities of creators speaking on its behalf. Suppose a creator, blogger, agency, or marketer should fail to comply with the Dot Com Disclosures, the Endorsement Guide, or any other FTC rule, regulation, or policy, which may be manifest by making deceptive, misleading, or unsubstantiated claims and representations, failing to disclose a sponsorship relationship or otherwise. In that case, the various parties related to the advertising campaign (including the service provider of the platform over which the campaign is managed) may be subject to liability due to such non-compliance. In the event it was found that we (or one of our marketer customers) failed to comply with the FTC Act or state consumer protection laws, it could result in the potential imposition of equitable redress or penalties that could include monetary damages, a modification of certain business practices, or an order to cease certain aspects of our operations. Other countries, such as Canada and EU member states, also have laws, regulations, and rules that mirror the FTC Endorsement Guide and similar consumer protection laws and guidance.

The service agreements that we execute with our creators include social media guidelines that emphasize the importance of following the FTC Endorsement Guide. We provide our creators with guidelines highlighting the importance of disclosing their business relationship with the brands they work with in the content they create. They may disclose this business relationship by using hashtags, text or by verbally communicating to their audience that their content or any product they are promoting or selling includes an ad, has been sponsored by, is in partnership with, has been paid for, has been sent to them or provided to them by a certain brand.

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ITEM 1A. RISK FACTORS.

RISKS RELATED TO OUR BUSINESS

Intense competition in our target markets could impair our ability to grow and to achieve profitability.

The market for influencer and content marketing is highly competitive. We expect this competition to continue to increase, partly because there are no significant barriers to entry to our industry. Increased competition may result in reduced pricing for managed campaigns, reduced margins, and reduced revenue due to lost market share. Our principal competitors include other companies that provide marketers with Internet advertising solutions.

We also compete with traditional advertising media, such as direct mail, television, radio, cable, and print, for a share of marketers’ total advertising budgets. Many current and potential competitors enjoy competitive advantages over us, such as longer operating histories, greater name recognition, larger customer bases, greater access to advertising space on high-traffic websites, and significantly greater financial, technical, sales, and marketing resources. As a result, we may be unable to compete successfully. If we fail to compete successfully, we could lose customers, and our revenue and results of operations could decline.

In addition, as we continue our efforts to expand the scope of our services, we may compete with a greater number of other media companies across an increasing range of different services, including in vertical markets where competitors may have advantages in expertise, brand recognition, and other areas. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over those offered by us, our business, prospects, results of operations, and financial condition could be negatively affected.

Our platform may not achieve sufficient market acceptance to be commercially viable for open marketplace services.

If our marketers and creators do not perceive our platform to be of high value and quality, we may not be able to retain them or acquire new marketers and creators. If existing or future competitors develop or offer products or services that provide significant performance, price, creative or other advantages over this platform, demand for our platform may decrease. In addition, we may experience attrition in our customers in the ordinary course of business resulting from several factors, including losses to competitors, mergers, closures, or bankruptcies. If we are unable to attract new customers in numbers sufficient to grow our business, or if too many customers are unwilling to offer products or services with compelling terms to our creators through our platform, or if creators stop offering their services through our platform, our operating results will be adversely affected.

Our total number of user accounts may be higher than the number of our actual individual marketers or creators and may not be representative of the number of persons who are active users.

Our total number of user accounts on our platform may be higher than the number of our actual individual marketers and creators because some may have created multiple accounts for different purposes. Given the inherent challenges in identifying these creators, we do not have a reliable system to accurately determine the number of actual individual creators. Thus, we rely on the number of total user connections and user accounts to measure the size of our user base. In addition, the number of user accounts includes the total number of individuals who have completed registration through a specific date, minus those who have unsubscribed, and should not be considered representative of the number of persons who continue to create to fulfill the sponsorships offered through our platform actively. Many users may create an account but not actively participate in marketplace activities.

Delays in releasing enhanced versions of our products and services could adversely affect our competitive position.

As part of our strategy, we expect to periodically release enhanced versions of our platform and related services. Even if our new versions contain the features and functionality our customers want, in the event we are unable to timely introduce these new product releases, our competitive position may be harmed. We cannot assure you that we will be able to complete the development of currently planned or future products in a timely and efficient manner. Due to the complexity of these products, internal quality assurance testing and customer testing of pre-commercial releases may reveal product performance issues, undesirable feature enhancements, or additional desirable feature enhancements that could lead us to postpone the release of these new versions. In addition, the reallocation of resources associated with any postponement would likely cause delays in the development and release of other future products or enhancements to our currently available products. Any delay in releasing other future products or enhancements of our products could adversely impact our financial results.

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We rely on third-party social media platforms to provide the mechanism necessary to deliver influencer marketing, and any change in the platform terms, costs, availability, or access to these technologies could adversely affect our business.

We rely on third-party social media platforms such as Facebook/Instagram (collectively known as Meta), TikTok, X (formerly Twitter), and YouTube for core aspects of influencer data. These platforms include technologies that provide some of the functionality required to operate the influencer marketing portion of our platform, as well as functionalities such as user traffic reporting, ad-serving, content delivery services, discovering services, and metrics. There can be no assurance that these providers will continue to make all or any of their technologies available to us on reasonable terms, or at all. Some of the social platforms offer their own competing marketplaces or services. Third-party social media platforms may start charging fees or otherwise change their business models in a manner that impedes our ability to use their technologies. In any event, we have no control over these companies or their decision-making for granting us access to their social media platforms or providing us with analytical data, and any material change in the current terms, costs, availability, or use of their social media platforms or analytical data could adversely affect our business.

On April 24, 2024, President Joe Biden signed the Protecting Americans from Foreign Adversary Controlled Applications Act, legislation that would ban TikTok in the United States if ByteDance, TikTok’s Chinese owner, did not sell the platform to a non-Chinese owner within nine months. Although TikTok challenged the legality of this bill in court, the Supreme Court upheld the law. On January 20, 2025, President Donald Trump signed an executive order granting TikTok a 75-day extension to comply with the law requiring a sale or ban of the platform in the United States. On June 19, 2025, President Trump extended the deadline for the sale of TikTok for another 90-days. The negative impact of a TikTok ban could be material, impacting advertising and e-commerce. Given the ubiquitous use of TikTok by many influencers and the desire of brands to market on that platform, a ban could negatively impact the market for our services and social media marketing generally.

Our business depends on continued and unimpeded access to the Internet by us and by our customers and their end-users. Internet access providers or distributors may be able to block, degrade or charge for access to our content, which could lead to additional expenses to us and our customers and the loss of end-users and advertisers.

Products and services such as ours depend on our ability and the ability of our customers’ users to access the Internet. Currently, this access is provided by companies that have, or may have in the future, significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers may take or have stated that they may take measures that could degrade, disrupt, or increase the cost of user access to products or services such as ours by restricting or prohibiting the use of their infrastructure to support or facilitate product or service offerings such as ours, or by charging increased fees to businesses such as ours to provide content or to have users access that content. In 2015, the Federal Communications Commission (“FCC”) released an order, commonly referred to as net neutrality, that, among other things, prohibited (i) the impairment or degradation of lawful Internet traffic based on content, application, or service and (ii) the practice of favoring some Internet traffic over other Internet traffic based on the payment of higher fees. In December 2017, the FCC voted to overturn the net neutrality regulations imposed by the 2015 order. In April 2024, the FCC voted to reinstate the net neutrality regulations, but the reinstated rules were temporarily blocked by the Sixth Circuit U.S. Court of Appeals in August 2024 pending the resolution of legal challenges brought by internet service providers. This area of the law remains uncertain, and we cannot predict the final outcome of the challenges to legal protections of net neutrality at the state and federal level. In this regulatory environment, we could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business.

New tax treatment of companies engaged in Internet commerce may adversely affect the commercial use of our services and our financial results.

Due to the global nature of social media and our services, various states or foreign countries might attempt to regulate our transmissions or levy sales, income, or other taxes relating to our activities. Tax authorities at the international, federal, state, and local levels are reviewing the appropriate treatment of companies engaged in Internet commerce. New or revised international, federal, state, or local tax regulations may subject us or our creators to additional sales, income, and other taxes. We cannot predict the effect of current attempts to impose sales, income, or other taxes on commerce over social media. New or revised taxes, specifically sales taxes, VAT, and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling goods and services over social media. New taxes could also increase the internal costs necessary to capture data and collect and remit taxes. Any of these events could have an adverse effect on our business and the results of operations.

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We may become subject to government regulation and legal uncertainties that could reduce demand for our products and services or increase the cost of doing business, thereby adversely affecting our financial results.

We are subject to laws and regulations applicable to businesses generally and certain laws or regulations directly applicable to service providers for advertising and marketing Internet commerce. Due to the increasing popularity and use of social media, it is possible that some laws and regulations may become applicable to us or social media platforms on which we are dependent, or may be adopted in the future concerning social media covering issues such as:

•	truth-in-advertising;
•	user privacy;
•	taxation;
•	right to access personal information;
•	copyrights;
•	distribution; and
•	characteristics and quality of services.

The applicability of laws governing property ownership, copyrights, and other intellectual property, encryption, taxation, libel, and export or import matters to social media platforms is uncertain. Most of these laws were adopted before the broad commercial use of social media platforms and related technologies. As a result, they do not contemplate or address the unique issues of social media and associated technologies. Changes to these laws intended to address these issues, including recently proposed changes, could create uncertainty in the social media marketplace. Such uncertainty could reduce demand for our services or increase the cost of doing business due to increased litigation or service delivery costs.

Our influencer marketing business is subject to the risks associated with word-of-mouth advertising and endorsements, such as violations of “truth-in-advertising” laws, the FTC Endorsement Guide, and other similar global regulatory requirements and, more generally, loss of consumer confidence.

As targeted advertising is increasingly scrutinized by regulators and the industry alike, a greater emphasis has been placed on educating consumers about their privacy choices on the Internet and providing them with the right to opt in or out of targeted advertising. The common thread throughout both targeted advertising and the FTC requirements described in detail in the section “Business - Government Regulation” is the increased importance placed on transparency between the marketer and the consumer to ensure that consumers know the difference between “information” and “advertising” on the Internet and are allowed to decide how their personal information will be used in the manner to which they are marketed. There is a risk regarding negative consumer perception of the practice of “undisclosed compensation” of social media users to endorse specific products. As described in the section “Business - Government Regulation,” we undertake various measures through controls across our platforms and by monitoring and enforcing our code of ethics and the guidelines contained in the services agreements we execute with our creators, to ensure that marketers and creators comply with the FTC’s Endorsement Guide (and analogous laws and guidance in other countries) when utilizing our websites, but if competitors and other companies do not, it could create a negative overall perception for the industry. Not only will readers stop relying on social media and blogs for useful, timely, and insightful information that enriches their lives by having access to up-to-the-minute information that often bears different perspectives and philosophies, but a lack of compliance will almost inevitably result in greater governmental oversight and involvement in an already-highly regulated marketplace. A pervasive overall negative perception caused by a failure of our preventative measures or by others not complying with the FTC’s Endorsement Guide (among the FTC’s other acts, regulations, and policies, and analogous laws and guidance in different countries) could result in reduced revenue and results of operations and higher compliance costs for us.

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Failure to comply with federal, state, and international privacy laws and regulations, or the expansion of current or the enactment of new privacy laws or regulations, could adversely affect our business.

A variety of federal, state, and international laws and regulations govern the collection, use, retention, sharing, and security of personal information (“Privacy Laws”), as described in the section “Business - Government Regulation.” Privacy Laws are evolving and subject to potentially differing interpretations. The EU’s GDPR requires companies to satisfy stricter requirements regarding the handling of personal and sensitive data, including its collection, use, protection, and the ability of persons whose data is stored to correct or delete such data about themselves. Other countries have or are expanding their Privacy Laws to follow suit, such as India’s Digital Personal Data Protection Act and China’s Personal Information Protection Law. Complying with these new and expanded Privacy Laws will cause us to incur substantial operational costs or may require us to change our business practices. For example, noncompliance with the GDPR could result in proceedings against us by governmental entities or others, fines up to the greater of €20 million or 4% of annual global revenues, and damage to our reputation and brand. We also may find it necessary to establish systems to effectuate cross-border personal data transfers of personal information originating from the European Economic Area, Australia, Japan, and other non-U.S. jurisdictions, which may involve substantial expense and distraction from other aspects of our business.

We have made certain public statements about our privacy practices concerning collecting, using, and disclosing creators’ personal information on our websites and platforms. Several Internet companies have incurred penalties for failing to abide by the representations made in their public-facing privacy notices. In addition, several states have adopted legislation that requires businesses to implement and maintain reasonable security procedures and practices to protect sensitive personal information and to provide notice to consumers in the event of a security breach. Any failure, or perceived failure, by us to comply with our public-facing privacy notices, FTC requirements or orders, or other federal, state, or international privacy or consumer protection-related laws, regulations, or industry self-regulatory principles could result in claims, proceedings, or actions against us by governmental or other entities or the incurring by us of other liabilities, which could adversely affect our business. In addition, a failure or perceived failure to comply with industry standards or our privacy policies and practices could result in losing creators or marketers and adversely affect our business. Federal, state, and international governmental authorities continue to evaluate the privacy implications of targeted advertising, such as cookies and other tracking technology. The regulation of these cookies and other current online advertising practices could adversely affect our business.

Our business depends on our ability to maintain and scale the network infrastructure necessary to operate our platform and applications, and any significant disruption in service on our platform and applications could result in a loss of creators or marketers.

Creators and marketers access our services through our platform and applications. Our reputation and ability to acquire, retain, and serve our creators and marketers depend on the reliable performance of our platform and applications and the underlying network infrastructure. If our creator base continues to grow, we will need increasing network capacity and computing power. We have and will continue to spend substantial amounts for cloud storage and computing power to handle the traffic on our platform and data processing capabilities of our applications. The operation of these systems is expensive and complex and could result in operational failures. If our creator base or the amount of traffic on our platforms and applications grows more quickly than anticipated, we may incur significant additional costs. Interruptions in these systems, whether due to system failures, computer viruses, or physical or electronic break-ins, could affect the security or availability of our platforms and applications and prevent our creators and marketers from accessing our services. Third-party providers host our entire network infrastructure. Any disruption in these services or any failure of these providers to handle existing or increased traffic could significantly harm our business. Any financial or other difficulties these providers face may adversely affect our business, and we exercise little control over these providers, which increases our vulnerability to problems with the services they provide. If we do not maintain or expand our network infrastructure successfully or experience operational failures, we could lose current and potential creators and marketers or transactions between the two groups, which could harm our operating results and financial condition.

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If our security measures are breached, or if our services are subject to attacks that degrade or deny the ability of users to access our platform, our platform and applications may be perceived as not being secure, marketers and creators may curtail or stop using our services, and we may incur significant legal and financial exposure.

Our platform and applications and the network infrastructure that third-party providers host involve the storage and transmission of marketer and creator proprietary information, and security breaches could expose us to a risk of loss of this information, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance, security flaws in the third-party hosting service that we rely upon, or any number of other reasons, and, as a result, an unauthorized party may obtain access to our data or our marketers’ or creators’ data. Additionally, outside parties may attempt to fraudulently induce employees, marketers, or creators to disclose sensitive information to gain access to our data or our marketers’ or creators’ data. Any future breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our platform and applications that could potentially hurt our business. Because the techniques used to obtain and use unauthorized credit cards, obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures on a timely basis. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, and we could lose marketers, creators, and vendors and have difficulty obtaining merchant processors or insurance coverage essential for our operations.

If our technology platforms contain defects, we may need to suspend their availability, and our business and reputation would be harmed.

Platforms as complex as ours may often contain unknown and undetected defects or performance problems. Many serious defects are frequently found immediately following the introduction and initial release of new platforms or enhancements to existing platforms. Although we attempt to resolve all defects that our customers believe would be considered serious before making our platforms available to them, our products are not defect-free. We may be unable to detect and correct defects before releasing our product commercially. We cannot ensure that undetected defects or performance problems in our existing or future products will not be discovered in the future or that known defects, considered minor by us, will not result in serious issues for our customers. Any such defects or performance problems may be considered serious by our customers, resulting in a decrease in our revenues.

Some aspects of our business processes include open-source software, which poses risks that could have a material and adverse effect on our business, financial condition, and results of operations. In addition, any failure to comply with the terms of one or more of these open-source licenses, or lawsuits enjoining the use of such licensed software, could negatively affect our business.

We incorporate open-source software into processes supporting our business and anticipate using open-source software in the future. Certain aspects of various open-source licenses to which we are subject, as well as third-party services that use these licenses, have not been interpreted by U.S. courts. There is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate certain features of our systems, limits our use of the software, inhibits certain aspects of our systems, and negatively affects our business operations.

Some open-source licenses contain requirements that we make source code modifications or derivative works we create publicly available or available on unfavorable terms or at no cost, based upon the type of open-source software we use.

While we monitor our use of open-source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open-source license, such use could inadvertently occur or could be claimed to have occurred, in part because open-source license terms are often ambiguous. We may face claims from third parties claiming ownership of, or demanding the release or license of, modifications or derivative works that we have developed using such open-source software (which could include our proprietary source code or models) or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation, and if portions of our proprietary AI models or software are determined to be subject to an open-source license, or if the license terms for the open-source software that we incorporate change, we could be required to publicly release all or affected portions of our source code, purchase a costly license, cease offering the implicated products or services unless and until we can re-engineer such source code in a manner that avoids infringement, discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or change our business activities, any of which could negatively affect our business operations and potentially our intellectual property rights. In addition, the re-engineering process could require us to expend significant additional research and development resources, and we may not be able to complete the re-engineering process successfully. If we were required to disclose any portion of our proprietary models publicly, we could lose the benefit of trade secret protection for our models.

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In addition to risks related to license requirements, the use of certain open-source software can lead to more significant risks than the use of third-party commercial software, as open-source licensors generally do not provide support, warranties, indemnification, controls, or other contractual protections regarding infringement claims or the quality of the origin of the software. There is little legal precedent in this area, and any actual or claimed requirement to disclose our proprietary source code or pay damages for breach of contract could harm our business and could help third parties, including our competitors, develop products and services similar to or better than ours. The use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to breach our website and systems that rely on open-source software. Any of these risks associated with the use of open-source software could be challenging to eliminate or manage and, if not addressed, could materially and adversely affect our business, financial condition, and results of operations.

We may be subject to lawsuits for information published on our websites or by our marketers or creators, which may adversely affect our business.

Laws relating to the liability of providers of online services for the activities of their marketers or their social media creators and the content of their marketers’ listings are currently unsettled. It is unclear whether we could be subject to claims for defamation, negligence, copyright or trademark infringement, or claims based on other theories relating to the information we publish on our websites, or the information published across our platforms. These claims have been brought, sometimes successfully, against online services and print publications. We may not successfully avoid civil or criminal liability for unlawful activities carried out by our marketers or our creators. Our potential liability for illegal activities of our marketers or our creators or the content of our marketers’ listings could require us to implement measures to reduce our exposure to such liability, which may require us, among other things, to spend substantial resources or to discontinue certain service offerings. Our insurance may not adequately protect us against these types of claims, and the defense of such claims may divert our management’s attention from our operations. If we are subject to such lawsuits, it may adversely affect our business.

The influencer and content marketing industry is subject to rapid technological change and, to compete, we must continually enhance our products and services.

We must continue enhancing and improving our products and services’ performance, functionality, and reliability. The influencer and content marketing industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render our products and services obsolete. Our success will depend, in part, on our ability to develop new products and services that address our customers’ increasingly sophisticated and varied needs and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. Developing our technology and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we cannot adapt to changing market conditions, customer requirements, or emerging industry standards, we may not be able to increase our revenue and expand our business.

Our Company is in the development stage and has limited operating history.

The Company commenced business in 2022. The Company launched its BILI Base™ and BILI Boost™ products in mid 2024 and has not generated significant revenue as of the date of this Registration Statement, as such the Company may not be able to succeed as a business without additional financing. The Company has incurred losses from operations and has had negative cash flows from operating activities since its inception. Its current operating plan indicates that we will continue to incur losses from operating activities given ongoing expenditures related to the implementation of our business plan. Without sufficient additional funds, the Company’s ability to continue is a going concern for the next twelve months and is dependent upon the Company’s ability to raise the necessary funds from Investors to meet financial obligations.

If the Company is unable to raise the capital, it is unlikely that it will be able to continue as a going concern.

The Company’s auditors have issued a “going concern” opinion. The Company’s ability to continue as a “going concern” is dependent on many factors, including, among other things, its ability to raise the necessary capital to fund its operations, growth in product production, and improved operating margins. If the Company is unable to achieve these goals, its business would be jeopardized, and the Company may not be able to continue. If the Company ceased operations, it is likely that all of its investors would lose their investment.

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The Company’s services may never be commercially accepted.

It is possible that the intended market and customers may not generally accept the Company’s services due to competition in the industry. It is possible that the failure to market our social media services is the result of a change in business model due to the Company deciding that the business model needs to be changed, or some other external factor not in the Company’s control. Even though the Board will make an effort to steer the Company towards success, the Company cannot guarantee that any changes to the business model will be in the best interest of the Company and its shareholders.

Our business is difficult to evaluate because we have limited operating history.

Potential Investors should be aware of the difficulties generally encountered by an enterprise with limited operating history. These difficulties include, but are not limited to, marketing, competition and unanticipated costs and expenses. Because of our lack of operating history, limited revenues or earnings and limited assets, there is a risk that we will be unable to operate. Although we intend to expand operations and grow, our capital is limited and for the near future, it is likely that we will sustain operating expenses without corresponding revenues. There can be no guarantee that we will be able to successfully develop our operations, platform and services.

The Company will rely on third parties to provide services essential to the success of the business. Unavailability of qualified engineers and technicians to support development efforts could cause disruptions in the business.

The Company will rely on third parties to provide a variety of essential business functions, including developers, engineering, integration specialists, marketing, and other partners. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner. It is possible that the Company will experience delays, defects, errors, or other problems with their work that will materially impact operations, and the Company may have little or no recourse to recover damages for these losses. A disruption in these third parties’ operations could materially and adversely affect the business. As a result, the Company’s operations could be adversely impacted by the Company’s reliance on third parties and their performance.

The Company will rely on proprietary rights, including future patent applications, to protect its platform and enforcing those rights could disrupt its business operation and divert precious resources that could ultimately harm its future prospects.

The Company relies on now, and will rely on in the future, a combination of trade secrets, confidentiality agreements, and other common law procedures to protect its proprietary technologies. Claims contained in any future patent application, if any, may not provide adequate protection for the Company’s platform. In the absence of patent protection for some of the Company’s products or inventions, the Company may be vulnerable to competitors who attempt to copy its products or gain access to its trade secrets and know-how. There is a risk that potential competitors who have received patents for their technology will seek to block the approval of any patents or related intellectual property that the Company may apply for. In addition, the laws of foreign countries may not protect its proprietary rights to this technology to the same extent as the laws of the U.S. If a dispute arises concerning the intellectual property associated with our platform, the Company could become involved in litigation that might involve substantial cost. Litigation could divert substantial management attention away from its operations and into efforts to enforce its patents, protect its trade secrets or know-how or determine the scope of the proprietary rights of others. If a proceeding resulted in adverse findings, the Company could be subject to significant liabilities to third parties.

New competitors or alliances may emerge which could put us at a competitive disadvantage.

New competitors or alliances may emerge in the future that have greater market share, more widely adopted proprietary technologies, greater marketing expertise and greater financial resources, which could put our Company at a competitive disadvantage. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure. In light of these factors, even if our offerings are more effective and higher quality than those of our competitors, current or potential customers may accept competitive solutions. If we fail to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, our growth will be limited which would adversely affect our business and results of operations.

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Changes in financial accounting standards may cause adverse unexpected revenue fluctuations and affect our reported results of operations.

A change in accounting policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New pronouncements and varying interpretations of existing pronouncements have occurred with frequency and may occur in the future. Changes to existing rules, or changes to the interpretations of existing rules, could lead to changes in our accounting practices, and such changes could adversely affect our reported financial results or the way we conduct our business.

We are dependent upon attracting and retaining highly skilled personnel.

We believe our future success will depend largely upon our ability to attract and retain highly skilled management, consultants, and advisors in the following areas: operations, sales and marketing and finance. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting and retaining such personnel. The inability to attract or retain qualified personnel in the future, or delays in hiring required personnel, particularly consultants providing research and development, marketing, and operations services, could have a material adverse effect upon our business, results of operations and financial condition.

If we need additional capital in the future, it may not be available to us on favorable terms, or at all.

We have historically relied on outside financing and cash flow from operations to fund our operations, capital expenditures and expansion. We may require additional capital from equity or debt financing in the future to fund our operations or respond to competitive pressures or strategic opportunities. We may not be able to secure timely additional financing on favorable terms, or at all. If we raise additional funds through further issuances of equity, convertible debt securities or other securities convertible into equity, our existing stockholders could suffer significant dilution in their percentage ownership of our Company, and any new securities we issue could have rights, preferences, and privileges senior to those of holders of our Shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

Risks Relating to Artificial Intelligence

The use of AI in our products and services may result in reputational harm and competitive harm.

We use artificial intelligence and machine learning in our business, including using artificial intelligence to assist brands in connection with nano or niche influencers, and to assist influences in content generation. As with many technological innovations, there are significant risks and challenges involved in maintaining and deploying these technologies. Artificial intelligence algorithms or training methodologies may be flawed. Datasets may be overbroad or insufficient and information generated by artificial intelligence may be illegal or harmful. There may also be insufficient back-testing. The rapid evolution and increased adoption of AI technologies may intensify our cybersecurity risks. Overall, there can be no assurance that the usage of such technologies will enhance our products or services or be beneficial to our business, including our efficiency or profitability.

Our use of artificial intelligence and machine learning may result in legal and regulatory risks.

Artificial intelligence entails significant legal risks. The IP ownership and license rights of new technologies such as artificial intelligence and machine learning have not been fully addressed by U.S. or Canadian courts, and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for artificial intelligence technologies and relevant system input and outputs. If we fail to obtain protection for the intellectual property rights concerning technologies developed using artificial intelligence or machine learning, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products, which could adversely affect our business, reputation, financial condition, or results of operations. Moreover, the use or adoption of artificial intelligence and machine learning in our technology may expose us to breach of a data or software license, website terms of service claims, claimed violations of privacy rights or other tort claims.

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The regulatory landscape surrounding artificial intelligence is also evolving, and the use of machine learning technologies may become subject to regulation under new laws or new applications of existing laws. In the U.S., there is increasing uncertainty as to the federal government’s future approach to AI regulation, including as to the continued applicability of the 2023 executive order of the prior U.S. presidential administration to, among other things, establish extensive new standards for AI safety and security. In January 2025, President Trump signed an executive order revoking this 2023 executive order and directing the heads of various federal governmental bodies to review actions taken under that executive order and develop a new action plan with respect to AI-related matters. Additionally, other jurisdictions may decide to adopt similar or more restrictive legislation that may render the use of such technologies challenging. For example, the EU AI Act (which could become applicable to us depending on the global expansion of our business) came into force on August 1, 2024, and will generally become fully applicable after a two-year transitional period. The EU AI Act introduces various requirements for AI systems and models placed on the market or put into service in the EU, including specific transparency and other requirements for general purpose AI systems and the models on which those systems are based. Several U.S. states are considering enacting or have already enacted regulations concerning the use of AI technologies, including those focused on consumer protection, and depending on the scope of AI regulation at the federal level, some states may move to regulate AI model development and deployment. Further, at both the U.S. federal and state level, there have been various proposals (and in some cases laws enacted) addressing “deepfakes” and other AI-generated synthetic media. These current or future restrictions may make it harder for us to conduct our business using artificial intelligence, and violations of these laws and regulations could result in fines and penalties, criminal sanctions against us, our officers or our employees, prohibitions on the conduct of our business, and damage to our reputation. Governmental regulation and laws related to AI may also increase the burden and cost of research and development or require increased transparency that makes it more difficult to protect our IP.

The market for our AI-based services is still emerging, and our AI programs may not achieve the growth potential we expect.

We are seeking to accelerate our pace of innovation by utilizing AI across the spectrum of our business. Our AI programs fall under the following major categories, namely, AI for search optimization and pairing, AI for content generation and AI for reach optimization and metrics. AI and the application of AI to business such as ours is a new and emerging field, characterized by rapidly changing technology and evolving government regulations and industry standards and presents additional risks, costs, and challenges, including those discussed in these risk factors. Our ability to derive revenue from providing AI-based services will depend on the growth and acceptance of these AI-based programs generally, and our ability to successfully develop and train AI models for use in these programs. In addition, developing AI-based models requires significant computing power, which can require significant capital expenditures and may be difficult to procure. The implementation of AI can be costly and there is no guarantee that our use of AI will enhance our technologies, benefit our business operations, or produce products and services that are preferred by our customers.

RISKS RELATED TO OUR BOARD OF DIRECTORS

Our success depends upon the Board of Directors, the loss of whom could disrupt our business operations.

We depend upon the services of Chiching Hung, Adrian Capobianco, and Taisia Levintsa. The loss of services of any of them could disrupt our operations.

Our Board of Directors will have substantial influence over our operations and control substantially all of our business matters.

The Board of Directors includes Chiching Hung, Adrian Capobianco and Taisia Levintsa. We rely upon the judgment of these three people in making business decisions on matters which require the judgment of the Board of Directors. Shareholders will not have any rights as lenders or creditors of the Company and only limited rights as Shareholders of the Company. The Board of Directors is vested with complete and exclusive authority to control and manage the Company, including authority to lend money; to borrow and repay loans on behalf of the Company; enter joint ventures and collaborative relationships; establish cash reserves; make cash distributions to Shareholders; and other functions, all without consulting with or obtaining the approval of any Shareholder.

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Florida Law and Our Bylaws May Protect Our Directors from Certain Types of Lawsuits.

Florida law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment, or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Our Board of Directors may change our policies without Shareholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt, and capitalization, will be determined by our board of directors. Our Board of Directors will also establish the amount of any dividends or other distributions that we may pay to our Shareholders. Our Board of Directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without Shareholder vote. Accordingly, our Shareholders will not be entitled to approve changes in our policies, and while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Duties of the Board of Directors to the Shareholders.

The duties the Board of Directors owes to the Company and the other Shareholders include the duty of care, the duty of disclosure, and the duty of loyalty. This is a rapidly developing and changing area of the law and the Shareholders who have questions concerning the duties of the Board of Directors should consult with their legal counsel.

A Shareholder has a right to expect that the Board of Directors will do the following:

•	Use its best efforts when acting on the Shareholder’s behalf,
•	Not act in any manner adverse or contrary to the Shareholder’s interests,
•	Not act on its own behalf in relation to its own interests, and
•	Exercise all of the skill, care, and due diligence at its disposal.

In addition, the Board of Directors is required to make truthful and complete disclosures so that the Shareholders can make informed decisions. The Board of Directors is forbidden to obtain an advantage at the expense of any of the Shareholders, without prior disclosure to the Company and the Shareholders. This does not include indemnification for liabilities arising under the Securities Act of 1933, as, in the opinion of the Securities and Exchange Commission (“SEC”), such indemnification is contrary to public policy.

Insofar as the forgoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act of 1933, as amended, or the Securities Act, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Litigation

In the ordinary course of its business, the Company may be subject to litigation from time to time. The outcome of such proceedings may materially adversely affect the value of the Company and may continue without resolution for long periods of time. Any litigation may consume substantial amounts of the Board of Directors’ time and attention, and such time and resources devoted to such litigation may, at times, be disproportionate to the amounts at stake in such litigation.

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RISKS ASSOCIATED WITH THIS REGISTRATION STATEMENT

Our common stock is subject to the “penny stock” rules of the Securities and Exchange Commission, and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

Under U.S. federal securities legislation, our common stock will constitute “penny stock.” Penny stock is any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require that a broker or dealer approve a potential investor’s account for transactions in penny stocks, and the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve an investor’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form sets forth the basis on which the broker or dealer made the suitability determination. Brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock. Disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The Company’s management could issue additional shares.

The Company has 40,000,000,000 authorized common shares, of which 20,194,429,021 are currently issued and outstanding as of February 11, 2026. Additionally, the Company has authorized 120,000,000 shares of preferred stock, of which 118,000,000 have been designated as Series B Preferred Stock. There are 0 shares of Series B Preferred Stock issued and outstanding as of February 11, 2026. Series B Preferred Stock convert into 150 shares of common stock and vote together with the shares of common stock on an as converted basis. The Company’s management could, without the consent of the existing shareholders, issue substantially more shares, causing a further dilution in the equity portion of the Company’s current shareholders. Additionally, large share issuances would generally have a negative impact on the Company’s share price.

We do not anticipate paying dividends.

We do not anticipate paying dividends on our common stock in the foreseeable future, but plan rather to retain earnings, if any for the operation, growth, and expansion of our subsequent business. Because the Company does not anticipate paying cash dividends in the foreseeable future which may lower expected returns for investors, and as such our stockholders will not be able to receive a return on their investment unless they sell their shares of common stock.

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ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Overview

Allied Energy, Inc. (“Allied,” the “Company,” “we,” or “us”) operates through its wholly owned subsidiary Bili Inc. (“BILI”). On October 16, 2024, the Company completed a reverse acquisition transaction in which BILI became the accounting acquirer. Accordingly, the consolidated financial statements reflect the operations of BILI for all periods presented. The Company generates revenue primarily from transaction fees on product sales through BILI Base™ and fixed or premium service fees from managed influencer campaigns offered through BILI Boost™ and Boost+.

Results of Operations for the Three Months Ended September 30, 2025 and 2024

Revenues and cost of sales

We recorded revenues of $240,090 for the three months ended September 30, 2025, compared to $169,494 for the nine months ended September 30, 2024. Management attributes the improvement to greater adoption of the BILI services. Cost of sales increased from $985 in 2024 to $36,901 in 2025, as our 2024 results included one-time costs associated with the initial build-out of the platform. Consequently, our gross margin improved to $203,189 in 2025 from $168,509 in 2024.

Operating Expenses

We recorded operating expenses of $126,196 for the three months ended September 30, 2025, compared to $125,691 for the nine months ended September 30, 2024. General and administrative expenses were $126,196 in 2025 compared to $119,818 in 2024. Stock-based compensation was $5,873 in 2024 compared to $0 in 2025. The increase in operating expenses was primarily attributable to higher personnel costs, advertising and promotional activities, professional services, and compliance costs.

Other Income/Expenses

We recorded other expense of $7,521 for the three months ended September 30, 2025, compared to the income of $1,645 for the three months ended September 30, 2024. It consists primarily of interest expense.

Net Income (Loss)

We recorded net income of $69,472 for the three months ended September 30, 2025, compared to net income of $44,463 for the three months ended September 30, 2024. The improvement in net income was primarily attributable to higher revenue and normalization of operating expenses.

Results of Operations for the Nine Months Ended September 30, 2025 and 2024

Revenues and cost of sales

We recorded revenues of $470,118 for the nine months ended September 30, 2025, compared to $215,099 for the nine months ended September 30, 2024. Management attributes the improvement to greater adoption of the BILI services. Cost of sales increased from $107,531 in 2024 to $115,937 in 2025. Consequently, our gross margin improved to $354,181 in 2025 from $107,568 in 2024.

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Operating Expenses

We recorded operating expenses of $420,578 for the nine months ended September 30, 2025, compared to $432,160 for the nine months ended September 30, 2024. General and administrative expenses were $420,578 in 2025 compared to $394,215 in 2024. Stock-based compensation was $37,945 in 2024 compared to $0 in 2025. The increase in operating expenses was primarily attributable to higher personnel costs, advertising and promotional activities, professional services, and compliance costs.

Other Income/Expenses

We recorded other expense of $6,870 for the nine months ended September 30, 2025, compared to the income of $6,570 for the nine months ended September 30, 2024. It consists primarily of interest expense.

Net Loss

We recorded a net loss of $(73,267) for the nine months ended September 30, 2025, compared to a net loss of $(318,022) for the nine months ended September 30, 2024. The improvement in net loss was primarily attributable to higher revenue and normalization of operating expenses in 2025.

Liquidity and Capital Resources for Nine Months Ended September 30, 2025 and 2024

Cash Flows from Operating Activities

Net cash used in operating activities was $(212,078) for the nine months ended September 30, 2025, as compared with $(308,649) cash used for the nine months ended September 30, 2024. Our negative operating cash flow for both periods was primarily the result of our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Cash Flows from Investing Activities

Net cash used in investing activities was $0 for the nine months ended September 30, 2025, as compared with $(45,232) cash used for the nine months ended September 30, 2024. The use of cash was primarily related to software development costs.

Cash Flows from Financing Activities

We recorded net cash provided by financing activities of $16,447 for the nine months ended September 30, 2025, compared to $429,107 for the nine months ended September 30, 2024. Cash inflows in both periods primarily consisted of proceeds related parties, and in 2024 from subscription receivables related to the issuance of common stock and from the exercise of stock options by employees, shareholders, and consultants.

Results of Operations for the Years Ended December 31, 2024 and 2023

Revenues and cost of sales

We recorded revenues of $350,676 for the year ended December 31, 2024, compared to $65,852 for the year ended December 31, 2023. Management attributes the improvement to greater adoption of the BILI Base™ platform and more managed campaigns under BILI Boost™. Cost of sales declined from $255,002 in 2023 to $118,075 in 2024, as our 2023 results included one-time costs associated with the initial build-out of the platform. Consequently, our gross margin improved to $232,601 in 2024 from a gross loss of $189,150 in 2023.

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Operating Expenses

We recorded operating expenses of $735,620 for the year ended December 31, 2024, compared to $271,477 for the year ended December 31, 2023. General and administrative expenses were $698,043 in 2024 compared to $195,053 in 2023. Stock-based compensation was $37,577 in 2024 compared to $76,424 in 2023. The increase in operating expenses was primarily attributable to higher personnel costs, advertising and promotional activities, professional services, and compliance costs.

Other Income/Expenses

We recorded other income of $12,264 for the year ended December 31, 2024, compared to $3,442 for the year ended December 31, 2023. The increase was primarily attributable to interest income.

Net Loss

We recorded a net loss of $495,281 for the year ended December 31, 2024, compared to a net loss of $457,185 for the year ended December 31, 2023. The increase in net loss was primarily attributable to higher operating expenses, partially offset by an improvement in gross margin.

Liquidity and Capital Resources for the Years Ended December 31, 2024 and 2023

Our financing objective is to maintain financial flexibility to meet the technological infrastructure and personnel needs to support our platform, and pursue our expansion and diversification objectives.

As of December 31, 2024, we had total current assets of $340,316 and total current liabilities of $431,775. We had a working capital deficit of $91,459 as of December 31, 2024.

Net cash used by operating activities was $462,747 for the year ended December 31, 2024, as compared with $370,828 cash used for the year ended December 31, 2023. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Net cash used in investing activities was $128,710 for the year ended December 31, 2024, with no comparable activity in 2023. The use of cash was primarily related to software development costs.

We recorded net cash provided by financing activities of $712,167 for the year ended December 31, 2024, compared to $512,892 for the year ended December 31, 2023. Cash inflows in both periods primarily consisted of proceeds from subscription receivables related to the issuance of common stock and from the exercise of stock options by employees, shareholders, and consultants.

Going Concern

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. During the year ended December 31, 2024, the Company has incurred net losses of $495,281, accumulated deficits of $3,464,472, and used cash in operations of $462,747. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Our current operations have been funded entirely from capital raised from our private offering of securities as well as additional funding received through stock issuances. We are entirely dependent on our ability to attract and receive additional funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

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The Company’s ability to continue as a going concern is dependent on its ability to achieve profitable operations and to generate sufficient cash flow from financing and operations to meet its obligations as they become payable. Management may seek additional capital through a private placement and public offering of its common stock. Although there are no assurances that management’s plans will be realized, management believes that the Company will be able to continue operations in the future.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared under accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of financial statements in conformity with US GAAP requires our management to make estimates and assumptions that affect the reported values of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported levels of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

Below is a discussion of accounting policies that we consider critical to an understanding of our financial condition and operating results and that may require complex judgment in their application or require estimates about matters which are inherently uncertain. A discussion of our significant accounting policies, including further discussion of the accounting policies described below, can be found in Note 2, “Summary of Significant Accounting Policies” of our Consolidated Financial Statements.

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

The accompanying consolidated financial statements represent the results of operations, financial position and cash flows of Allied Energy, Inc. include the financial statements of the Company, and its 100% owned subsidiaries. All inter-company balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) inactive markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

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Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date.

Our financial instruments consist primarily of cash and cash equivalents, accounts receivable, other receivables, related-party balances, accounts payable, accrued expenses, and related-party payables. The carrying amounts of these instruments approximate fair value because of their short maturities.

As of December 31, 2024 and 2023, our cash equivalents consisted of money market funds, which are classified within Level 1 of the fair value hierarchy. The fair value of these money market funds approximated amortized cost, and we did not record any unrealized gains or losses.

We reassess the classification of our instruments within the fair value hierarchy on a recurring basis, considering changes in market conditions and the availability of observable inputs.

Stock-based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. The Company records stock-based compensation expense for all stock-based awards granted to employees, directors, and non-employees based on the fair value of the award at the grant date.

The fair value of stock options is estimated on the grant date using a binomial option-pricing model. The binomial model requires the use of various assumptions, including the expected term of the awards, expected volatility of the Company’s common stock, risk-free interest rate, and expected dividend yield. The expected term is determined based on the contractual term and vesting conditions of the award. Expected volatility is based on historical volatility of comparable publicly traded companies and, where available, the Company’s own stock. The risk-free rate is based on U.S. Treasury yields in effect at the time of grant with a term consistent with the expected life of the award. Dividend yield is assumed to be zero, as the Company has not declared or paid dividends on its common stock.

Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award and is recorded in the consolidated statements of operations. The Company accounts for forfeitures as they occur.

Income Taxes

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to be reversed. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in consolidated statements of comprehensive income in the period that includes the enactment date.

The Company uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

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ITEM 3. PROPERTIES.

Our office is located in a leased office space located at 104-360 College Street Suite #251, Toronto, ONT M5T 1S6, Canada, which presently is sufficient for our needs. Management does not anticipate any issue in locating and securing additional office space if and when required.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth the beneficial ownership of our common stock as of February 11, 2026, to the extent known by us or ascertainable from public filings, for (i) each of our named executive officers and directors; (ii) all of our named executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than 5% of our outstanding common stock.

The percentage ownership information shown in the column labeled “Percentage of Shares Outstanding” is based upon 20,194,429,021 shares of common stock outstanding as of February 11, 2026.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants or upon conversion of a security that are either exercisable or convertible on or before February 11, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o Allied Energy, Inc., 104-360 College Street Suite #251, Toronto, ON M5T 1S6, Canada.

Name & Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Outstanding(1)
Chiching Hung (2)	2,766,774,400	13.70%
Adrian Capobianco (3)	852,271,200	4.22%
Taisia Levintsa	277,856,250	1.38%
Timothy Lam	0	*%
Xiaodong Xu	1,297,837,650	6.43%
2791977 Ontario Ltd.(4)	1,297,837,650	6.43%
Siu Lan Sandy, Ho	1,059,887,378	5.25%

* denotes less than 1%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock issuable upon the exercise of warrants that will become exercisable within sixty (60) days of February 11, 2026.
(2)	Chiching Hung, Director, holds her shares indirectly through Toprich International Capital Limited of which she has voting and dispositive control.
(3)	Adrian Capobianco, our Chairman, CEO, CFO and Director, holds his shares indirectly through 1452080 ONTARIO Inc. and USInvestco LLC, each of which he has voting and dispositive control over.
(4)	Victor Cao has voting and dispositive control over 2791977 Ontario Ltd.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

(a)	Identification of Directors and Executive Officers.

The following table sets forth the names of the Company’s directors, and executive officers, and their positions with the Company, as of the date hereof:

Name	Age	Position
Chiching Hung	56	Director
Adrian Capobianco	52	Chairman of the Board of Directors, Chief Executive Officer and Director
Taisia Levintsa	32	Vice President and Director
Timothy Lam	41	Secretary

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years and that is material to the evaluation of the ability or integrity of any of the Company’s directors, director nominees or executive officers.

The following is a brief account of the business experience during the past five years (and, in some instances, for prior years) of each director and executive officer.

Chiching Hung:

Ms. Hung specializes in capital operation, asset management, business management, and project mergers and acquisitions. In 2003, she obtained her bachelor’s degree in business administration from James Cook University in Australia, and a Ph.D. in business administration (honoris causa) from the International American University in 2009. Ms. Hung has served as the chairman and chief executive officer of HCC Asset Management Company Limited, based in Hong Kong, China since 2008, as the chairman of the Hong Kong based Hung Chi Ching Charitable Foundation since 2008, as the chairman of Gold Lucky Group Holdings Limited in Hong Kong since 2012, and as the chairman of Shenzhen HCC Group Limited based in Shenzhen since 2021.

Adrian Capobianco:

Adrian is a business builder with global advertising, media and digital leadership experience.

His career has focused on the intersection of business, technology and advertising and has spanned leadership roles in organizations ranging from start-up to some of the largest corporations and advertising agencies in the world.

With over 2 decades of experience as regional executive in companies such as Dentsu Inc. (TYO 4324), Publicis Groupe (EPA: PUB), Omnicom (NYSE: OMC), etc. he has used his technology experience to help companies in various sectors leverage the changes in the digital economy to build their businesses and their brands. This has resulted in strong top line growth and even stronger bottom-line growth for the organizations he has helped to lead.

Before founding our Company, Adrian served as the president of Vizeum Canada (Dentsu Inc.) from 2016 to 2020, and as the co-founder and chief executive officer of MOSH Life Tech from 2020 to 2023, he also served as the vice chairman of the board of the Heart and Stroke Foundation Partnership for Stroke Recovery from 2011 to 2022.

As the Co-Founder and chief executive officer of BILI, Adrian leads a North American social commerce platform that connects influencers and brands, transforming the influencer marketing experience. With over $1.4 trillion exchanged in social commerce in 2024, BILI is designed to simplify and improve this process with extensive data on the estimated 10 million creators in North America.

His education includes an MBA from York University (Schulich School of Business) and a Bachelor of Commerce from the University of Toronto (Rotman School of Management).

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Taisia Levintsa:

Taisia Levintsa is a strategic leader in social commerce, influencer marketing, and digital strategy, currently serving as Vice President at BILI Inc. She specializes in transforming social media influence into scalable business results, helping brands and creators connect with audiences through data-driven creativity and commerce innovation.

At BILI Inc., Taisia leads initiatives that expand the company’s presence in the rapidly growing creator economy—developing brand partnerships, optimizing digital campaigns, and driving measurable ROI. Her leadership is central to positioning BILI as a next-generation platform where content, community, and commerce converge.

Before joining BILI, Taisia held senior roles across digital marketing and social commerce. As Managing Director at Digital Concept, she oversaw growth strategies and large-scale influencer campaigns that generated significant revenue impact. She also served as Marketing Director at CloudTax, where she led digital transformation, customer acquisition, and cross-platform marketing execution.

Taisia holds a Bachelor’s degree in Psychology from the University of Toronto and a Coursera Certificate in American Contract Law from Yale Online. This blend of behavioral insight and legal literacy underpins her ability to craft marketing strategies that are both emotionally intelligent and commercially sound.

A passionate advocate for the creator economy, Taisia continues to shape how brands and influencers build authentic, scalable connections that drive long-term growth and investor value.

Timothy Lam:

Timothy was admitted as a lawyer in New South Wales, Australia in 2007. He is also admitted and a qualified lawyer in New Zealand and Hong Kong. Since 2019, he has been a Partner in a Hong Kong law firm and has experience across multiple jurisdictions including USA, Hong Kong, Australia, and China. Timothy has worked in both domestic and international firms in Australia and Hong Kong.

Timothy has a Bachelors in Arts (Philosophy), Bachelors in Law, Masters in Law (Corporate and Finance), Masters in Industrial Property, Masters in Applied Law (Commercial Litigation), Masters in Strategic Public Relations, Masters in Buddhist Studies and a Masters in Buddhist Counselling.

Timothy has advised and acted for multiple listed companies in Hong Kong and Australia. He has also advised listed company board members on their obligations and has also advised high level corporate and governmental staff as to their duties in their roles.

Timothy is a Member of the Hong Kong Law Society, a Member of the NSW Law Society, a Governor to the Board of the Children’s Cancer Foundation and a Fellow of the Hong Kong Institute of Directors. He has acted on multiple boards in private companies in Australia and Hong Kong.

(b)	Significant Employees.

Other than our officers and directors, we do not have any significant employees.

(c)	Family Relationships.

There are no family relationships among any of our executive officers and directors.

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(d)	Involvement in Certain Legal Proceedings.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and
•	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

(e)	Audit Committee.

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

(f)	Code of Ethics.

We have a code of conduct adopted for BILI employees.

ITEM 6. EXECUTIVE COMPENSATION.

Name and principal position	Title	Year	Salary ($)	Bonus	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All other compensation ($)	Total ($)
Chiching Hung	Director	2024	—	—	—	—	—	—	—	—
		2023	—	—	—	—	—	—	—	—
Adrian Capobianco (1)	Chairman of the Board of Directors, CEO & Director	2024	144,380	—	—	—	—	—	—	144,380
		2023	77,500	—	—	—	—	—	—	77,500
Taisia Levintsa (2)	Director & VP	2024	28,876	—	—		—	—	—	28,876
		2023	13,716							13,716

(1)	Adrian Capobianco received 562,857 shares under BILI’s stock option plan. These shares were converted into 1,297,837,610 shares of the Company on October 16, 2024, pursuant to the Equity Exchange Agreement. The board of directors of BILI terminated the BILI stock option plan effective on September 24, 2024.
(2)	Taisa Levintsa received 120,503 shares under BILI’s stock option plan. These shares were converted into 277,856,232 shares of the Company on October 16, 2024, pursuant to the Equity Exchange Agreement. The board of directors of BILI terminated the BILI stock option plan effective on September 24, 2024.

Our executive officers are compensated according to their employment agreements, as described below.

31

Adrian Capobianco executed an employment agreement with BILI, Inc. with a start date of January 1, 2022. Mr. Capobianco was hired as BILI’s chief executive officer, in charge of such company’s strategic leadership, executive management, business development, financial management, stakeholder’s relationships and team management. He received no compensation from the start date until June 1, 2023, an annual salary of CAD$30,000 from June 1, 2023 until October 30, 2023, and an annual salary of CAD$200,000 starting on November 1, 2023. Reasonable notice for the termination of employment under the agreement is set forth at the greatest of the notice required by law or 24 months total compensation. The employment agreement is subject to the laws of the Province of Ontario.

Taisa Levintsa executed and employment agreement with BILI, Inc. with a start date of October 1, 2023, and the agreement reflecting roles, responsibilities and compensation from November 1, 2024. Ms. Levintsa was hired for the role of Vice President, to manage BILI’s social media and develop social media strategies, to lead and manage engagement with BILI’s creator community, execute paid media programs, lead and support BILI Base™ initiatives, and to support the testing and enhancement of the BILI platform. Ms. Levintsa will receive a salary of CAD$4,500 per month commencing on November 1, 2024, and is expected to work 40 hours per week for BILI. BILI may terminate her employment by written notice giving the minimum notice required by law, and she may terminate her employment by giving at least 2 weeks written notice. Ms. Levintsa is be subject to confidentiality and non-solicitation provisions.

Other than as disclosed in the table above, no officer or director has received any compensation from the Company in the years ended December 31, 2023 and 2024. Until the Company acquires additional capital, it is not anticipated that directors, who are not also serving in executive roles, will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company. Our directors who are not serving in executive roles intend to devote very limited time to our affairs.

Neither the Company nor any of its subsidiaries has outstanding stock options, retirement, pension, or profit-sharing programs for the benefit of directors, officers, or other employees, but our officers and directors may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed. The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officer and director until such time that the Company completes a reverse merger or business combination.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board of Directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct. We do not have any independent directors on our Board of Directors.

Based on all the relevant facts and circumstances, our Board of Directors will decide whether the related party transaction is appropriate and will approve only those transactions that are in the best interests of the Company.

Set forth below are certain transactions and relationships between us and our directors, executive officers and Shareholders that have occurred during the last three years.

As of September 30, 2025, and December 31, 2024, Chiching Hung, a director and shareholder of the Company, was owed $30,500, for payments of legal, accounting and OTC Market fees on behalf of the Company. These advances are non-interest bearing, due on demand, and have no specified repayment schedule.

As of September 30, 2025, and December 31, 2024, shareholders of BILI Inc. (“BILI”) were owed $346,587 and $330,140, respectively, for advances to cover operating expenses. The balance also included $6,948 received as a subscription for future issuance of shares. These amounts are non-interest bearing, due on demand, and have no specified repayment schedule.

As of September 30, 2025, and December 31, 2024, shareholders of BILI Inc. (“BILI”) paid operating expenses of $33,091 and $16,289, respectively, on behalf of the Company. These amounts are unsecured, non-interest bearing, due on demand, and were repaid in the subsequent period.

32

Employment Agreements

Adrian Capobianco executed an employment agreement with BILI, Inc. with a start date of January 1, 2022. Mr. Capobianco was hired as BILI’s chief executive officer, receiving an annual salary of CAD$200,000 ($144,380) starting on November 1, 2023. The employment agreement is subject to the laws of the Province of Ontario.

ITEM 8. LEGAL PROCEEDINGS.

We are not currently involved in any legal proceedings, however, from time to time, we may become a party to various legal actions and complaints arising in the ordinary course of business. In addition to commitments and obligations in the ordinary course of business, we may become subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies, should they arise.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.

Our Common Stock is quoted on the OTC Markets Group’s OTCID tier under the symbol “AGGI.” On February 11, 2026 the closing price of our Common Stock was $0.0.008 per share. The bid quotations reported on the OTC Pink Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Transfer Agent

Our transfer agent is Equiniti Trust Company LLC (formerly Issuer Direct Corporation), with an address at 1110 Centre Point Curve, Suite 101, Mendota Heights, MN 55120, Phone: 1-919-744-2722, Email: Krista.Riley@equiniti.com. Equiniti Trust Company is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Rule 144 Availability

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;
•	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Neither the Company nor its officer and director has any present plan, proposal, arrangement, understanding or intention of selling any unissued or outstanding shares of common stock in the public market subsequent to a business combination. Nevertheless, in the event that a substantial number of shares of our common stock were to be sold in any public market that may develop for our securities subsequent to a business combination, such sales may adversely affect the price for the sale of the Company’s common stock securities in any such trading market. We cannot predict what effect, if any, market sales of currently restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time, if any.

(b) Holders.

As of February 11, 2026, the Company had 517 shareholders of record.

33

(c) Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Set forth below is information regarding all securities sold or issued by the Company within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Except as stated below, no underwriters were involved in the transactions, and no underwriting discounts or commissions were paid. The issuances described below were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof as transactions not involving a public offering. The securities were issued to a limited number of persons who were either accredited investors, officers, directors, or related parties with knowledge of the Company’s business, and no general solicitation or advertising was used in connection with the issuances.

On October 16, 2024, the Company entered into an Equity Exchange Agreement with Metamexx Corp (“Metamexx”), a wholly owned subsidiary of the Company, BILI, and the shareholders of BILI (the “Exchange Agreement”). Pursuant to the Exchange Agreement, the Company, through Metamexx, acquired up to 100% of the issued and outstanding shares of BILI in exchange for newly issued shares of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”). The Company issued an aggregate of 117,318,448 shares of Series B Preferred Stock to the BILI shareholders as consideration pursuant to the Exchange Agreement in connection with the acquisition of BILI. During the three months ended March 31, 2025, the Company issued an aggregate of 17,597,767,200 shares of Common Stock for the conversion of 117,318,448 shares of Series B Preferred Stock.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Our Articles of Incorporation, as amended, provide that we may issue up to 40,000,000,000 shares of common stock, $0.001 par value per share, referred to as common stock, and 120,000,000 shares of preferred stock, $0.001 par value per share, of which 118,000,000 shares of Series B Preferred Stock have been designated.

Under Florida law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non- assessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

34

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Publicly Quoted or Traded Securities as of February 11, 2026:

Trading symbol:	AGGI
Exact title and class of securities outstanding:	Common Stock
Total shares authorized:	40,000,000,000
Total shares outstanding:	20,194,429,021
Total number of shareholders of record:	517

Other classes of authorized or outstanding equity securities that do not have a trading symbol, as of February 11, 2026:

Exact title and class of the security:	Series B Preferred Stock
Total shares authorized:	118,000,000
Total shares outstanding:	0

Security Description:

Common Stock Dividend, voting and preemption rights.

The common stock votes one vote per share on all matters brought before the shareholders of the company, including the election of directors. Shareholders are entitled to dividends if and when declared by the board of directors of the company. The common stock of the company does not have preemption rights.

Preferred stock, describe the dividend, voting, conversion, and liquidation rights as well as redemption or sinking fund provisions.

Series B Preferred Stock

The Series B Preferred Stock have the following rights, preferences, powers, privileges and restrictions, qualifications, and limitations:

(i)	Par value $0.001 per share;
(ii)	Series B Preferred Stock ranks pari passu to all other Preferred Stock and ranks senior to the Common Stock;
(iii)	Series B Preferred Stock Holders must hold their shares for a period one (1) year prior to conversion;
(iv)	Series B Preferred Stock is convertible at a ratio of 1:150;
(v)	Series B Preferred Stock votes at a ratio of 1:150; and,
(vi)	Series B Preferred Stock is Non-Redeemable and Non-Callable.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Florida Business Corporation Act (the “FBCA”). The Company must indemnify to the maximum extent permitted by Florida law its officers and directors who is wholly successful, on the merits or otherwise, in the defense of any civil, criminal, administrative or investigative proceeding except an action by or in the right of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement provide he or she acted in good faith and in a manner that he or she reasonably believed to be in, and not opposed to, the Company’s best interests. No indemnification is required if it is proven that the officer or director breached his or her fiduciary duties and that breach involved intentional misconduct, fraud, or a knowing violation of law. Additionally, the Company may indemnify officers and directors who are party or are threatened to be made a party to any action or lawsuit by or in the right of the Company to the maximum extent permitted by the FBCA, including attorneys’ fees, unless it is proven his or her act, or failure to act, was a breach of fiduciary duty involving intentional misconduct, fraud, or a knowing violation of law rendering him or her liable. The Company may advance the costs of defense to persons involved in legal proceedings at the discretion of the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is determined that he or she is entitled to indemnification by the Company the FBCA.

35

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There are not and have not been any disagreements between the Company and its independent accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

The information required by this item is contained under the section of the information statement entitled “Index to Financial Statements” (and the financial statements referenced therein). That section is incorporated herein by reference.

(b) Exhibits

The following documents are filed as exhibits hereto:

3.1	Certificate of Domestication, dated July 17, 2006(1)
3.2	Bylaws(1)
3.3	Articles of Amendment to Articles of Incorporation, dated July 31, 2006(1)
3.4	Articles of Amendment to Articles of Incorporation, dated December 21, 2007(1)
3.5	Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, dated February 9, 2012(1)
3.6	Articles of Amendment to Articles of Incorporation, dated October 2, 2019(1)
3.7	Articles of Amendment to Articles of Incorporation, dated March 22, 2021(1)
3.8	Articles of Amendment to Articles of Incorporation, dated April 26, 2021(1)
3.9	Articles of Amendment to Articles of Incorporation, dated May 9, 2022(1)
3.10	Articles of Amendment to Articles of Incorporation and Certificate of Designation of Preferences, Rights and Limitations of Series B Preferred Stock, filed October 22, 2024(1)
10.1	Equity Exchange Agreement between Metamexx Corp. and BILI Inc. dated October 16, 2024(1)
10.2	Employment Agreement of Adrian Capobianco, dated December 1, 2024(1)
21.1	Subsidiaries of Registrant(1)
23.1	Consent of Registered Independent Public Accounting Firm*

*Filed herewith

(1) Previously Filed as exhibit to our Registration Statement on Form 10, filed with the Commission on October 31, 2025.

36

ALLIED ENERGY, INC.

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and

Board of Directors of Allied Energy, Inc. and subsidiaries (formerly MetaSky Corp.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allied Energy Inc. and subsidiaries (formerly MetaSky Corp.) (the “Company”) as of December 31, 2024 and December 31, 2023, and the related consolidated statements of comprehensive loss, stockholders’ equity, and cash flows, for the years ended December 31, 2024 and December 31, 2023 and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and December 31, 2023, and the results of its operations and its cash flows for the years ended December 31, 2024 and December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s ability to continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. According to Note 2, Going Concern to the consolidated financial statements, the Company had a working capital deficit of $91,459, accumulated loss of $3,464,472, and incurred a net loss of $495,281 for the year ended December 31, 2024. As of December 31, 2023, the Company had an accumulated deficit of $2,969,191. These factors raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2024.
Houston, Texas
(PCAOB ID: 06771)

October 21, 2025

F-2

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023
Assets
Current Assets
Cash and cash equivalents	$291,385	$185,867
Accounts receivable	46,843	61,593
Due from related party	–	3,770
Other current receivables and prepayments	2,088	5,609
Total Current Assets	340,316	256,839
Intangible assets	128,710	–
Total Assets	$469,026	$256,839

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable and accrued expenses	$38,737	$17,905
Accrued liabilities - related party	16,289	58,314
Bank overdraft	16,109	–
Due to related parties	360,640	–
Total Current Liabilities	431,775	76,219
Total Liabilities	431,775	76,219

Commitment & contingencies	–	–

Stockholders’ Equity
Series B Preferred stock, $0.001 par value; 118,000,000 shares authorized, 117,318,448 and 117,318,448 shares issued and outstanding, respectively	117,318	117,318
Common Stock, $0.001 par value; 40,000,000,000 shares authorized, 2,596,661,821 and 2,596,661,821 shares issued and outstanding, respectively	2,596,662	2,596,662
Additional paid-in capital	811,648	777,445
Subscription Receivables	–	(332,901)
Accumulated other comprehensive income (loss)	(23,905)	(8,713)
Accumulated loss	(3,464,472)	(2,969,191)
Total Stockholders’ Equity	37,251	180,620
Total Liabilities and Stockholders’ Equity	$469,026	$256,839

See accompanying notes to consolidated financial statements

F-3

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Statements of Comprehensive Loss

	Year Ended
	December 31,	December 31,
	2024	2023
Revenues	$–	$–
Revenues	350,676	65,852
Cost of sales	118,075	255,002
Gross Margin / (Loss)	232,601	(189,150)

Operating expenses
Stock based compensation	37,577	76,424
Other general & administrative expense	698,043	195,053
Total operating expenses	735,620	271,477
Loss from operations	(503,019)	(460,627)

Other Income (Expenses)
Interest income (expense)	12,264	3,442
Other income	–	–
Total other income	12,264	3,442

Net loss before income tax	(490,756)	(457,185)
Income tax expense	(4,525)	–
Net loss	$(495,281)	$(457,185)

Other Comprehensive (Loss) / Income
Foreign currency translation adjustment	(15,192)	7,668
Total other comprehensive (loss) / income	(15,192)	7,668

Total Comprehensive Loss	$(510,473)	$(449,517)

Earnings (Loss) per Share - Basic and Diluted	$(0.00)	$(0.00)
Weighted Average Shares Outstanding - Basic and Diluted	2,596,661,821	2,596,661,821

See accompanying notes to consolidated financial statements

F-4

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Statements of Stockholders’ Equity

For the Years ended December 31, 2024 and 2023

	Series B Preferred stock		Common Stock
	Shares	Par Value, $0.001	Shares	Par Value	Additional paid-in capital	Subscription Receivables	Accumulated other comprehensive income (loss)	Accumulated loss	Total Stockholders’ Deficit
Balance, December 31, 2022	–	$–	2,354,269	$447,048	$113,500	$(144,772)	$(16,381)	$(358,574)	$40,821
Reverse merger adjustment	117,318,448	117,318	2,594,307,552	2,149,614	(113,500)	–	–	2,153,432	–
Balance, December 31, 2022	117,318,448	$117,318	2,596,661,821	$2,596,662	$–	$(144,772)	$(16,381)	$(2,512,006)	$40,821
Share-based compensation expense	–	–	–	–	76,424	–	–	–	76,424
Cash proceeds for subscription receivables	–	–	–	–	–	512,892	–	–	512,892
Shares Issued for cash or subscription receivables	–	–	–	–	701,021	(701,021)	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	7,668	–	7,668
Net loss	–	–	–	–	–	–	–	(457,185)	(457,185)
Balance, December 31, 2023	117,318,448	$117,318	2,596,661,821	$2,596,662	$777,445	$(332,901)	$(8,713)	$(2,969,191)	$180,620

Balance, December 31, 2023	117,318,448	$117,318	2,596,661,821	$2,596,662	$777,445	$(332,901)	$(8,713)	$(2,969,191)	$180,620
Reverse merger adjustment	–	–	–	–	(52,500)				(52,500)
Share-based compensation expense	–	–	–	–	37,577	–	–	–	37,577
Shares Issued for cash or subscription receivables	–	–	–	–	99,510	(99,510)	–	–	–
Cash proceeds for subscription receivables	–	–	–	–	–	258,946	–	–	258,946
Cash proceeds from exercise of stock options	–	–	–	–	123,081	–	–	–	123,081
Shares cancelled	–	–	–	–	(173,465)	173,465	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	(15,192)	–	(15,192)
Net loss	–	–	–	–	–	–	–	(495,281)	(495,281)
Balance, December 31, 2024	117,318,448	$117,318	2,596,661,821	$2,596,662	$811,648	$–	$(23,905)	$(3,464,472)	$37,251

See accompanying notes to consolidated financial statements

F-5

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Statements of Cash Flows

	Year Ended
	December 31,	December 31,
	2024	2023
Cash Flows from Operating Activities
Net loss	$(495,281)	$(457,185)
Adjustment to reconcile Net loss from operations to net cash used in operations:
Shares issued for services or compensation	37,577	76,424
Changes in operating assets and liabilities
Accounts receivable	14,750	(61,593)
Accounts payable and accrued expenses	(1,168)	17,905
Accrued liabilities - related party	(42,025)	58,314
Other current receivables and prepayments	3,521	(923)
Other receivables - related party	3,770	(3,770)
Bank overdraft	16,109	–
Net Cash Used in Operating Activities	(462,747)	(370,828)

Cash Flows from Investing Activities
Acquisition of intangible assets	(128,710)	–
Net Cash (Used in) Provided by Investing Activities	(128,710)	–

Cash Flows from Financing Activities
Proceeds from subscription receivables	258,946	512,892
Proceeds from related party advances	330,140	–
Proceeds from exercise of stock options	123,081	–
Net Cash Provided by Financing Activities	712,167	512,892

Effect of exchange rate changes on cash and cash equivalents	(15,192)	7,668
Net Increase in Cash	105,518	149,732
Cash at Beginning of the Year	185,867	36,135
Cash at End of the Year	$291,385	$185,867

Supplemental Cash Flow Information: Non-cash investing and financing activities:
Liabilities assumed on merger	$52,500	$–

See accompanying notes to unaudited consolidated financial statements

F-6

Allied Energy Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of and for the years ended December 31, 2024 and 2023

NOTE 1 – ORGANIZATION AND BUSINESS

Allied Energy, Inc. (“AGGI or the “Company”) was incorporated under the laws of the State of Colorado in March 1998. Previously Technol Fuel Conditioners, Inc., the Company domesticated from Colorado to Florida in July 2006. On July 31, 2006, the Company changed its name to Allied Energy Group, Inc., and on December 21, 2007, the Company changed its name to Allied Energy, Inc.

BILI Inc. (“BILI”) was incorporated under the Canada Business Corporations Act on November 22, 2021.

On October 16, 2024, the Company entered into an Equity Exchange Agreement (the “Agreement”) with Metamexx Corp (“Metamexx”), a wholly owned subsidiary of AGGI, BILI, and the shareholders of BILI (the “BILI Shareholders”). Pursuant to the Agreement, the Company, through Metamexx, acquired up to 100% of the issued and outstanding shares of BILI in exchange for newly issued shares of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”). The Company issued an aggregate of 117,318,448 shares of Series B Preferred Stock to the BILI Shareholders as consideration.

The transaction was accounted for as a reverse acquisition under Accounting Standards Codification (“ASC”) 805, Business Combinations. For accounting purposes, BILI is considered the accounting acquirer and AGGI is considered the accounting acquiree. Accordingly, the historical financial statements of BILI are treated as the historical financial statements of the Company.

As a result of the reverse acquisition, the transaction has been accounted for as a recapitalization of BILI. The equity structure for all periods presented prior to the reverse acquisition has been retroactively restated to reflect the legal capital structure of the Company, including the issuance of Series B Preferred Stock to the BILI Shareholders. The par value of the outstanding shares and additional paid-in capital were also adjusted to reflect the recapitalization. All references to share and per share amounts in the accompanying consolidated financial statements and notes have been restated on this basis.

Following the transaction, the Company operates its business through BILI, its wholly owned subsidiary, which provides an AI-powered social commerce platform that facilitates connections between social media influencers and brands. The platform enables influencers to share and sell products they endorse while providing brands access to a broad network of influencers. The Company generates revenue primarily through two streams: (i) transaction fees on product sales through its BILI Base™ platform and (ii) fixed and premium service fees for managed influencer campaigns under BILI Boost™ and Boost+™.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2024, the Company had a working capital deficit of $91,459 and accumulated loss of $3,464,472. The Company incurred a net loss of $495,281 for the years ended December 31, 2024. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management believes the Company’s capital requirements will depend on several factors, including the success of its development efforts and its ability to raise additional financing. Management also believes that additional capital will be necessary to fund working capital needs. However, there can be no assurance that such financing will be available on acceptable terms, or at all.

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-7

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Principles of consolidation

The Company’s consolidated financial statements include the financial statements of the Company, its subsidiaries. All inter-company transactions and balances among the Company, its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Company’s consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables arising from expected credit losses, economic lives and impairment losses for long-lived assets, discount rate used to measure present value of lease liabilities, estimate of the lease terms and valuation allowance for deferred tax assets. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Foreign currency translation and transactions

The Company’s reporting currency is U.S. dollars (“US$”). The Company’s operations are principally conducted through subsidiaries located in Canada, where the Canadian dollar (“CAD”) is the functional currency.

Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Non-monetary items measured at historical cost are remeasured using the exchange rates at the dates of the initial transactions. Resulting exchange gains and losses from remeasurement are recognized in net income.

For entities whose functional currency is not the U.S. dollar, the financial statements are translated into U.S. dollars for reporting purposes. Assets and liabilities are translated at exchange rates in effect at the balance sheet date, revenues and expenses are translated at average exchange rates prevailing during the reporting period, and shareholders’ equity is translated at historical exchange rates. Translation adjustments resulting from this process are reported as a component of other comprehensive income (loss) and accumulated in shareholders’ equity under accumulated other comprehensive income (loss).

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits with banks, and highly liquid investments with original maturities of three months or less at the time of purchase. Cash equivalents also include investments in money market mutual funds held which are available for withdrawal on demand without fees or restrictions. As of December 31, 2024 and 2023, cash and cash equivalents consisted of the following:

	December 31, 2024	December 31, 2023
Cash at banks	$31,920	$31,707
Money market mutual funds	259,466	154,161
Total Cash and cash equivalents	$291,385	$185,867

F-8

Accounts receivable, net

The Company records accounts receivable at net realizable value, consisting of the carrying amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed below in “Credit Losses on Financial Instruments.” Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote, which is generally when accounts are more than one year past due.

Credit Losses on Financial Instruments

The Company early adopted ASU 2016-13, Financial Instruments — Credit Losses effective January 1, 2021. The Company uses the Current Expected Credit Losses (CECL) model to estimate credit losses on financial assets measured at amortized cost, as well as certain off-balance sheet credit exposures. When similar risk characteristics exist, the Company assesses collectability and measure expected credit losses on a collective basis for a pool of assets, whereas if similar risk characteristics do not exist, the Company assesses collectability and measures expected credit losses on an individual asset basis.

Under the CECL model, the estimation of credit losses involves significant judgment and estimation uncertainty. Management exercises its judgment based on historical loss experience, the age of the accounts receivable, current economic conditions, and reasonable and supportable forecasts that may affect the customer’s ability to pay. Changes in these factors could have a material impact on the estimated credit losses.

Long-lived assets

The Company’s long-lived assets consist primarily of capitalized application development costs. Such costs are recorded at cost and are not amortized until the application is substantially complete and ready for its intended use.

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability is assessed by comparing the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value exceeds the estimated undiscounted cash flows, an impairment loss is recognized in an amount equal to the excess of the carrying value over fair value.

For the years ended December 31, 2024 and 2023, the Company did not recognize any impairment loss on long-lived assets.

Fair value of financial instruments

The Company measures fair value in accordance with ASC 820, Fair Value Measurement. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a three-level hierarchy for inputs used in measuring fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, net, other receivables, due from related party, accounts payable, other payables and accrued expenses and due to a related party. The carrying values of these financial instruments’ approximate fair values due to their short maturities.

F-9

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Account balances measured at fair value on a recurring basis include the following as of the dates presented:

	December 31,
	2024			2023
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$259,466	$–	$–	$154,161	$–	$–

As of December 31, 2024 and 2023, the Company’s cash and cash equivalents totaled $291,385 and $185,867, respectively, consisting of cash at banks of $31,920 and $31,707, which are carried at cost and approximate fair value, and money market mutual funds of $259,466 and $154,161, which are classified as Level 1 financial instruments. The fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses as of December 31, 2024 and 2023.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures on a recurring basis which involves reassessing the appropriateness of the chosen hierarchy level as new information or market conditions become available.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to receive. The Company determines revenue recognition through the following steps:

1.	Identification of the contract(s) with a customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenues are derived from two primary sources: BILI Base™ and BILI Boost™.

BILI Base™

Revenues are generated from the sale of brand products through the Company’s social commerce platform. The Company acts as the principal in these transactions. Revenue is recognized at a point in time, generally upon shipment or delivery of the product to the customer, which represents the transfer of control. Payments to brands and creators, together with transaction processing fees, are reflected in cost of revenues.

BILI Boost™

Revenues are generated from fees charged to clients for influencer marketing campaigns, which may include strategy development, content creation, and social media posting. Where these services represent distinct performance obligations, the transaction price is allocated based on their relative standalone selling prices. Revenue is recognized over time as services are provided for strategy and content creation, and at a point in time when content goes live for social media posting. Direct creator and production costs are recorded in cost of revenues as incurred.

The Company does not have significant variable considerations, contract assets, or contract liabilities. Payments are generally collected at or near the time products are delivered or services are performed.

F-10

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. The Company records stock-based compensation expense for all stock-based awards granted to employees, directors, and non-employees based on the fair value of the award at the grant date.

The fair value of stock options is estimated on the grant date using a binomial option-pricing model. The binomial model requires the use of various assumptions, including the expected term of the awards, expected volatility of the Company’s common stock, risk-free interest rate, and expected dividend yield. The expected term is determined based on the contractual term and vesting conditions of the award. Expected volatility is based on historical volatility of comparable publicly traded companies and, where available, the Company’s own stock. The risk-free rate is based on U.S. Treasury yields in effect at the time of grant with a term consistent with the expected life of the award. Dividend yield is assumed to be zero, as the Company has not declared or paid dividends on its common stock.

Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award and is recorded in the consolidated statements of operations. The Company accounts for forfeitures as they occur.

Income taxes

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to be reversed. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in consolidated statements of comprehensive income in the period that includes the enactment date.

The Company uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Segment reporting

The Company accounts for segment reporting in accordance with ASC 280, Segment Reporting. Operating segments are identified based on the manner in which financial information is reviewed by the chief operating decision maker (“CODM”) for purposes of allocating resources and assessing performance. The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in the fourth quarter of 2024 and applied the amendments retrospectively to all prior periods presented. The adoption did not have a material impact on the Company’s consolidated financial statements.

Comprehensive income

The Company accounts for comprehensive income in accordance with ASC 220, Comprehensive Income. Comprehensive income (loss) for the periods presented consists of net loss and foreign currency translation adjustments and is reported in the accompanying consolidated statements of comprehensive income. The cumulative balance of such items is presented in stockholders’ equity.

Earnings per share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding plus the effect of potentially dilutive common share equivalents.

F-11

Potentially dilutive common share equivalents consist of Series B Preferred Stock, each share of which is convertible into 150 shares of common stock. For the years ended December 31, 2024 and 2023, an aggregate of 17,597,767,200 shares issuable upon conversion of Series B Preferred Stock were excluded from the calculation of diluted earnings (loss) per share as their effect would have been anti-dilutive due to the Company’s net loss.

Commitments and contingencies

The Company accounts for contingencies in accordance with ASC 450, Contingencies. The Company accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

As of both December 31, 2024 and 2023, there were no contingent liabilities relating to litigations against the Company.

Recent Accounting Pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial position and results of operations upon adoption.

NOTE 4 – ACCOUNTS RECEIVABLES, NET

Accounts receivables, net consist of the following:

	December 31, 2024	December 31, 2023
Accounts receivable	$46,843	$61,593
Allowance for credit losses	–	–
Total, net	$46,843	$61,593

For the years ended December 31, 2024 and 2023, no allowance for credit losses expense was recognized against its accounts receivable, respectively

NOTE 5 – RELATED PARTY TRANSACTIONS

Due to related parties

As of December 31, 2024 and 2023, Chiching Hung, a director and shareholder of the Company, was owed $30,500 and $23,000, respectively, for payments of legal, accounting and OTC Market fees on behalf of the Company. These advances are non-interest bearing, due on demand, and have no specified repayment schedule.

F-12

As of December 31, 2024 and 2023, shareholders of BILI Inc. (“BILI”) were owed $360,640 and nil, respectively, for advances to cover operating expenses. The balance also included $6,948 received as a subscription for future issuance of shares. These amounts are non-interest bearing, due on demand, and have no specified repayment schedule.

Accrued liabilities – related party

As of December 31, 2024 and 2023, shareholders of BILI Inc. (“BILI”) paid operating expenses of $16,289 and $58,314, respectively, on behalf of the Company. These amounts are unsecured, non-interest bearing, due on demand, and were repaid in the subsequent period.

NOTE 6 – EQUITY

Common stock

The Company has authorized 40,000,000,000 common shares, $0.001 par value.

During the year ended December 31, 2024, the Company’s subsidiary issued shares for total proceeds of $99,510.

During the year ended December 31, 2023, the Company’s subsidiary issued shares for total proceeds of $701,022.

As of December 31, 2024 and 2023, the Company had 2,596,661,821 shares of Common Stock issued and outstanding.

Preferred Stock

The Company authorized 120,000,000 shares of Preferred Stock and designated 118,000,000 shares as Series B Preferred Stock, par value $0.001 per share.

Series B Preferred Stock

The Company authorized 120,000,000 shares of Preferred Stock and designated 118,000,000 shares as Series B Preferred Stock, par value $0.001 per share. Each share of Series B Preferred Stock is convertible into 150 shares of Common Stock, entitles the holder to vote together with Common Stockholders on an as-converted basis, and entitles the holder to receive dividends and other distributions, if declared, on a pari-passu basis with Common Stock.

On October 16, 2024, the Company issued an aggregate of 117,318,448 shares of Series B Preferred Stock to the BILI Shareholders as consideration pursuant to an Equity Exchange Agreement in connection with the acquisition of BILI Inc.

The issuance of Series B Preferred Stock is accounted for as a recapitalization of the Company, with BILI Inc. deemed the accounting acquirer and AGGI the legal acquirer. Accordingly, the historical consolidated financial statements of BILI Inc. are treated as the continuing reporting entity, and the equity structure has been restated to reflect the recapitalization.

As a result, all historical share and per share information presented in the consolidated financial statements for periods prior to the recapitalization have been retroactively restated to reflect the equivalent number of shares of the Company’s Common Stock and Series B Preferred Stock issued in the recapitalization.

As of December 31, 2024 and 2023, the Company had 117,318,448 shares of Series B Preferred Stock issued and outstanding.

F-13

Stock Option Plan – Subsidiary

The Company’s wholly owned subsidiary, BILI, Inc., maintained an employee stock option plan under which certain employees of the subsidiary were granted options to purchase shares of the subsidiary’s common stock. These stock options were issued and settled by the subsidiary and are not convertible into, or based on, shares of the parent company.

During the year ended December 31, 2024, employees exercised a total of 220,395 stock options, resulting in the issuance of 1,665,294 shares of the subsidiary’s common stock, all of which were converted into shares of Series B Preferred Stock, pursuant to the Equity Exchange Agreement, and later into 3,839,840,644 shares of Common Stock of the Company. Total cash proceeds of $123,081 were received by the subsidiary in connection with these exercises and are included in the consolidated statement of cash flows as a financing activity. As of September 30, 2024, Metamexx holds 100% of the issued and outstanding shares of BILI, Inc. There are currently no outstanding unexercised options under the BILI, Inc. stock option plan which was terminated by the board of directors of BILI, Inc. by a resolution effective on September 30, 2024.

The cost of stock-based compensation related to these options is recognized by the subsidiary over the vesting period in accordance with ASC 718, Compensation – Stock Compensation, and is included in the Company’s consolidated statements of operations. The corresponding increase in equity is reflected in additional paid-in capital in the consolidated balance sheets.

Note 7 - Stock-Based Compensation

The Company’s wholly owned subsidiary, BILI Inc., maintained an equity incentive plan that provided for the issuance of stock options to employees, directors, and consultants. Options typically vested over service periods ranging from immediate to two years and expired one to two years from the grant date.

The fair value of stock options was estimated on the grant date using a binomial option-pricing model with follow key assumptions:

Years Ended December 31	2024	2023
Expected Dividend yield	0.00%	0.00%
Risk-free interest rate	4.62% - 5.14%	4.35% - 5.25%
Expected volatility	318.83% - 336.38%	313.00% - 391.15%
Expected terms (in years)	1.4	1.5

For the years ended December 31, 2024 and 2023, the Company recognized stock-based compensation expense of $37,577 and $76,424, respectively, in the consolidated statement of comprehensive income.

Activity	Number of Stock Options	Weighted Average Exercise Price (per share)	Weighted-Average Grant Date Fair Value (per share)
Balances as of December 31, 2023	1,642,794	$0.07	$0.12
Options Granted	85,000	$0.03	$0.53
Options Exercised	(1,665,294)	$0.07	$0.13
Options Cancelled	(62,500)	–	–
Balances as of December 31, 2024	–	–	–

The Company’s stock option plan was terminated in September 2024, and all unvested awards were cancelled without replacement, therefore, no additional expense will be recognized.

F-14

NOTE 8 – INCOME TAXES

The U.S. and non-U.S. components of loss before income taxes were as follows:

Years Ended December 31	2024	2023
United States	(5,000)	–
Canada	(485,756)	(457,185)
Loss before income taxes	(490,756)	(457,185)

Income tax expense was as follows:

Years Ended December 31	2024	2023
Current – United States	–	–
Current – Canada	4,525	–
Deferred – United States	–	–
Deferred – Canada	–	–
Total income tax expense	4,525	–

The Company recorded a current income tax expense of $4,525 for the year ended December 31, 2024, related to Canadian tax on investment income. No other current or deferred income taxes were recognized, as the Company and its subsidiaries incurred net operating losses in both 2024 and 2023.

United States

The Company is subject to US federal corporate income tax rate of 21%.

At December 31, 2024, the Company had approximately $5,000 of U.S. federal net operating losses available to offset future taxable income. These net operating losses may be carried forward indefinitely and are subject to an annual limitation of 80% of taxable income.

In connection with the reverse acquisition completed on October 16,2024, the Company (formerly AGGI Inc.) was determined to be the legal acquirer but accounting acquiree under ASC 805-40. The historical accumulated deficit of $12,350,713 million of the legal acquirer was eliminated against Additional Paid-in Capital as part of the recapitalization.

The Company evaluated the potential tax benefits associated with the legal acquirer’s historical NOLs under ASC 740. Because the transaction resulted in a change of ownership under Internal Revenue Code 382 and the legal acquirer had no continuing operations, no deferred tax asset has been recognized for those NOLs. Utilization of such pre-acquisition losses, if any, would be limited and will be recognized in the period utilization becomes more likely than not.

Canada

The subsidiaries of the Company operating in Canada are subject to a small business income tax rate of 12.2%, which includes federal and provincial rates.

At December 31, 2024, the Canadian subsidiaries had approximately $1,336,784 of net operating losses (“NOLs”) available to offset future taxable income. These NOLs may be carried forward for up to 20 years.

F-15

Deferred Tax Assets

The components of deferred tax assets are summarized as follows ($):

December 31	2024	2023
Deferred tax assets – U.S. NOLs (21%)	1,050	–
Deferred tax assets – Canadian NOLs (12.2%)	163,088	99,523
Gross deferred tax assets	164,138	99,523
Less: Valuation allowance	(164,138)	(99,523)
Net deferred tax assets	–	–

The reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate is as follows:

Years Ended December 31	2024		2023
U.S. federal statutory income tax rate	(21.0%	)	(21.0%	)
Foreign rate differential (Canada @ 12.2%)	9.3%		8.8%
Tax on disallowed income	(0.9%	)	–
Valuation allowance	11.7%		12.2%
Effective income tax rate	(0.9%	)	0.0%

NOTE 9 – SUBSEQUENT EVENTS

During the three months ended March 31, 2025, the Company issued an aggregate of 17,597,767,200 shares of Common Stock for the conversion of 117,318,448 shares of Series B Preferred Stock.

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued, October 13, 2025, and has determined that, other than as disclosed above, it does not have any material subsequent events to disclose in these financial statements.

F-16

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Balance Sheets

Unaudited

	September 30,	December 31,
	2025	2024
Assets
Current Assets
Cash	$93,814	$291,385
Accounts receivable	233,494	46,843
Other current receivables and prepayments	–	2,088
Total Current Assets	327,308	340,316
Intangible assets	109,107	128,710
Total Assets	436,415	469,026

Liabilities
Current Liabilities
Accounts payable and accrued expenses	42,793	38,737
Accrued liabilities - related party	10,470	16,289
Bank overdraft	–	16,109
Other payables	44,021	–
Due to related parties	377,087	360,640
Total Current Liabilities	474,371	431,775
Total Liabilities	474,371	431,775

Commitment & contingencies	–	–

Stockholders’ Deficit
Series B Preferred stock, $0.001 par value; 118,000,000 shares authorized, 0 and 117,318,448 shares issued and outstanding, respectively	–	117,318
Common Stock, $0.001 par value; 40,000,000,000 shares authorized, 20,194,429,021 and 2,596,661,821 shares issued and outstanding, respectively	20,194,429	2,596,662
Additional paid-in capital	–	811,648
Accumulated other comprehensive income (loss)	(25,845)	(23,905)
Accumulated loss	(20,206,540)	(3,464,472)
Total Stockholders’ Deficit (Equity)	(37,956)	37,251
Total Liabilities and Stockholders’ Deficit (Equity)	$436,415	$469,026

See accompanying notes to unaudited consolidated financial statements

F-17

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Statements of Operations

Unaudited

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues	$–	$–	$–	$–
Revenues	240,090	169,494	470,118	215,099
Cost of sales	36,901	985	115,937	107,531
Gross Margin	203,189	168,509	354,181	107,568

Operating expenses
Stock based compensation	–	5,873	–	37,945
Other general & administrative expense	126,196	119,818	420,578	394,215
Total operating expenses	126,196	125,691	420,578	432,160
Loss from operations	76,993	42,818	(66,397)	(324,592)

Other Income (Expenses)
Interest income (expense)	(7,525)	1,646	(7,072)	6,570
Other income (expenses)	4	(1)	202	–
Total other income (expenses)	(7,521)	1,645	(6,870)	6,570

Net income (loss) before income tax	69,472	44,463	(73,267)	(318,022)
Income tax expense	–	–	–	–
Net income (loss)	$69,472	$44,463	$(73,267)	$(318,022)

Other comprehensive income (loss):
Net loss	$69,472	$44,463	$(73,267)	$(318,022)
Other comprehensive income (loss):
Foreign currency translation adjustment	6,995	(41,520)	(1,940)	(44,334)
Total comprehensive income (loss)	$76,467	$2,943	$(75,207)	$(362,356)

Earnings (Loss) per Share - Basic and Diluted	$0.000	$0.000	$(0.000)	$(0.000)
Weighted Average Shares Outstanding - Basic and Diluted	20,194,429,021	2,596,661,821	18,647,372,564	2,596,661,821

See accompanying notes to unaudited consolidated financial statements

F-18

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Statements of Stockholders’ Equity (Deficit)

For the Nine Months Ended September 30, 2025 and 2024

Unaudited

	Series B Preferred stock		Common Stock
	Shares	Par Value, $0.001	Shares	Par Value, $0.001	Additional paid-in capital	Subscription Receivables	Accumulated other comprehensive income (loss)	Accumulated loss	Total Stockholders’ Deficit

Balance, December 31, 2024	117,318,448	$117,318	2,596,661,821	$2,596,662	$811,648	$–	$(23,905)	$(3,464,472)	$37,251
Common shares issued for preferred shares converted	(117,318,448)	(117,318)	17,597,767,200	17,597,767	(811,648)	–	–	(16,668,801)	–
Foreign currency translation adjustment	–	–	–	–	–	–	5	–	5
Net loss	–	–	–	–	–	–	–	(128,978)	(128,978)
Balance, March 31, 2025	–	–	20,194,429,021	20,194,429	–	–	(23,900)	(20,262,251)	(91,722)
Foreign currency translation adjustment	–	–	–	–	–	–	(8,939)	–	(8,939)
Net loss	–	–	–	–	–	–	–	(13,761)	(13,761)
Balance, June 30, 2025	–	–	20,194,429,021	20,194,429	–	–	(32,839)	(20,276,012)	(114,422)
Foreign currency translation adjustment	–	–	–	–	–	–	6,994	–	6,994
Net income	–	–	–	–	–	–	–	69,472	69,472
Balance, September 30, 2025	–	$–	20,194,429,021	$20,194,429	$–	$–	$(25,845)	$(20,206,540)	$(37,956)

Balance, December 31, 2023	117,318,448	$117,318	2,596,661,821	$2,596,662	$777,445	$(332,901)	$(8,713)	$(2,969,191)	$180,620
Shares issued for compensation	–	–	–	–	4,668	–	–	–	4,668
Cash proceeds for subscription receivables	–	–	–	–	–	161,899	–	–	161,899
Shares cancelled	–	–	–	–	(165,498)	165,498	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	(1,170)	–	(1,170)
Net loss	–	–	–	–	–	–	–	(131,867)	(131,867)
Balance, March 31, 2024	117,318,448	117,318	2,596,661,821	2,596,662	616,615	(5,504)	(9,883)	(3,101,058)	214,150
Shares Issued for cash or subscription receivables	–	–	–	–	73,677	(73,677)	–	–	–
Shares issued for compensation	–	–	–	–	27,404	–	–	–	27,404
Cash proceeds for subscription receivables	–	–	–	–	733	118,895	–	–	119,628
Foreign currency translation adjustment	–	–	–	–	–	–	(1,644)	–	(1,644)
Net loss	–	–	–	–	–	–	–	(230,618)	(230,618)
Balance, June 30, 2024	117,318,448	117,318	2,596,661,821	2,596,662	718,429	39,714	(11,527)	(3,331,676)	128,920
Shares Issued for cash or subscription receivables	–	–	–	–	146,059	(48,895)	–	–	97,164
Shares issued for compensation	–	–	–	–	5,505	–	–	–	5,505
Foreign currency translation adjustment	–	–	–	–	–	–	(41,520)	–	(41,520)
Net income	–	–	–	–	–	–		44,463	44,463
Balance, September 30, 2024	117,318,448	$117,318	2,596,661,821	$2,596,662	$869,993	$(9,181)	$(53,047)	$(3,287,213)	$234,532

See accompanying notes to unaudited consolidated financial statements

F-19

Allied Energy Inc. and Subsidiaries

FORMERLY MetaSky Corp.

Consolidated Statement of Cash Flows

Unaudited

	Nine Months Ended
	September 30,	September 30,
	2025	2024
Cash Flows from Operating Activities
Net loss	$(73,267)	$(318,022)
Adjustment to reconcile Net loss from operations:
Shares issued for compensation	–	37,577
Depreciation & Amortization expense	19,603	–
Changes in operating assets and liabilities
Accounts receivable	(186,651)	24,271
Accounts payable and accrued expenses	4,056	1,774
Accrued liabilities - related party	(5,819)	(58,314)
Other current receivables and prepayments	2,088	295
Other receivables - related party	–	3,770
Bank overdraft	(16,109)	–
Other payables	44,021	–
Net Cash Used in Operating Activities	(212,078)	(308,649)

Cash Flows from Investing Activities
Acquisition of intangible assets	–	(45,232)
Net Cash Used in Provided by Investing Activities	–	(45,232)

Cash Flows from Financing Activities
Proceeds from issuance of capital stock for cash	–	220,469
Proceeds from subscription receivables	–	158,222
Proceeds from related party payables	16,447	50,416
Net Cash Provided by Financing Activities	16,447	429,107

Effect of exchange rate changes on cash and cash equivalents	(1,940)	(44,334)
Net Increase (Decrease) in Cash	(197,571)	30,892
Cash at Beginning of Period	291,385	185,867
Cash at End of Period	$93,814	$216,759

Supplemental Cash Flow Information:
Income Taxes Paid	$–	$–
Interest Paid	$–	$–

Non-Cash Investing and Financing Activities
Conversion of Series B Preferred to Common Stock	$17,597,767	$–

See accompanying notes to unaudited consolidated financial statements

F-20

Allied Energy Inc. and Subsidiaries

Notes to Consolidated Financial Statements

As of and for the three and nine months ended September 30, 2025 and 2024

(Unaudited)

NOTE 1 – ORGANIZATION AND BUSINESS

Allied Energy, Inc. (“AGGI or the “Company”) was incorporated under the laws of the State of Colorado in March 1998. Previously Technol Fuel Conditioners, Inc., the Company domesticated from Colorado to Florida in July 2006. On July 31, 2006, the Company changed its name to Allied Energy Group, Inc., and on December 21, 2007, the Company changed its name to Allied Energy, Inc.

BILI Inc. (“BILI”) was incorporated under the Canada Business Corporations Act on November 22, 2021.

On October 16, 2024, the Company entered into an Equity Exchange Agreement (the “Agreement”) with Metamexx Corp (“Metamexx”), a wholly owned subsidiary of AGGI, BILI, and the shareholders of BILI (the “BILI Shareholders”). Pursuant to the Agreement, the Company, through Metamexx, acquired up to 100% of the issued and outstanding shares of BILI in exchange for newly issued shares of the Company’s Series B Preferred Stock, par value $0.001 per share (“Series B Preferred Stock”). The Company issued an aggregate of 117,318,448 shares of Series B Preferred Stock to the BILI Shareholders as consideration.

The transaction was accounted for as a reverse acquisition under Accounting Standards Codification (“ASC”) 805, Business Combinations. For accounting purposes, BILI is considered the accounting acquirer and AGGI is considered the accounting acquiree. Accordingly, the historical financial statements of BILI are treated as the historical financial statements of the Company.

As a result of the reverse acquisition, the transaction has been accounted for as a recapitalization of BILI. The equity structure for all periods presented prior to the reverse acquisition has been retroactively restated to reflect the legal capital structure of the Company, including the issuance of Series B Preferred Stock to the BILI Shareholders. The par value of the outstanding shares and additional paid-in capital were also adjusted to reflect the recapitalization. All references to share and per share amounts in the accompanying consolidated financial statements and notes have been restated on this basis.

Following the transaction, the Company operates its business through BILI, its wholly owned subsidiary, which provides an AI-powered social commerce platform that facilitates connections between social media influencers and brands. The platform enables influencers to share and sell products they endorse while providing brands access to a broad network of influencers. The Company generates revenue primarily through two streams: (i) transaction fees on product sales through its BILI Base™ platform and (ii) fixed and premium service fees for managed influencer campaigns under BILI Boost™ and Boost+.

NOTE 2 – GOING CONCERN

The accompanying unaudited consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As of September 30, 2025, the Company had a working capital deficit of $147,063 and accumulated loss of $20,206,540. The Company incurred a net loss of $73,267 for the nine months ended September 30, 2025, compared to loss of $318,022 for the nine months ended September 30, 2024. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management believes the Company’s capital requirements will depend on several factors, including the success of its development efforts and its ability to raise additional financing. Management also believes that additional capital will be necessary to fund working capital needs. However, there can be no assurance that such financing will be available on acceptable terms, or at all.

The accompanying unaudited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-21

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s unaudited consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Principles of consolidation

The Company’s unaudited consolidated financial statements include the financial statements of the Company, its subsidiaries. All inter-company transactions and balances among the Company, its subsidiaries have been eliminated upon consolidation.

Use of estimates

The preparation of unaudited consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of these unaudited consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company continually evaluates these estimates and assumptions based on the most recently available information, historical experience and various other assumptions that the Company believes to be reasonable under the circumstances. Significant accounting estimates reflected in the Company’s unaudited consolidated financial statements include but are not limited to estimates and judgments applied in determination of allowance for doubtful receivables arising from expected credit losses, economic lives and impairment losses for long-lived assets, discount rate used to measure present value of lease liabilities, estimate of the lease terms and valuation allowance for deferred tax assets. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates.

Foreign currency translation and transactions

The Company’s reporting currency is U.S. dollars (“US$”). The Company’s operations are principally conducted through subsidiaries located in Canada, where the Canadian dollar (“CAD”) is the functional currency.

Transactions denominated in foreign currencies are remeasured into the functional currency at the exchange rates prevailing at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are remeasured at the exchange rates prevailing at the balance sheet date. Non-monetary items measured at historical cost are remeasured using the exchange rates at the dates of the initial transactions. Resulting exchange gains and losses from remeasurement are recognized in net income.

For entities whose functional currency is not the U.S. dollar, the financial statements are translated into U.S. dollars for reporting purposes. Assets and liabilities are translated at exchange rates in effect at the balance sheet date, revenues and expenses are translated at average exchange rates prevailing during the reporting period, and shareholders’ equity is translated at historical exchange rates. Translation adjustments resulting from this process are reported as a component of other comprehensive income (loss) and accumulated in shareholders’ equity under accumulated other comprehensive income (loss).

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits with banks, and highly liquid investments with original maturities of three months or less at the time of purchase. Cash equivalents also include investments in money market mutual funds held which are available for withdrawal on demand without fees or restrictions. As of September 30, 2025 and December 31, 2024, cash and cash equivalents consisted of the following:

	September 30, 2025	December 31, 2024
Cash at banks	$23,579	$31,920
Money market mutual funds	70,235	259,466
Total Cash and cash equivalents	$93,814	$291,385

F-22

Accounts receivable, net

The Company records accounts receivable at net realizable value, consisting of the carrying amount less an allowance for credit losses. An estimate for the allowance for credit losses is discussed below in “Credit Losses on Financial Instruments.” Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote, which is generally when accounts are more than one year past due.

Credit Losses on Financial Instruments

The Company early adopted ASU 2016-13, Financial Instruments — Credit Losses effective January 1, 2021. The Company uses the Current Expected Credit Losses (CECL) model to estimate credit losses on financial assets measured at amortized cost, as well as certain off-balance sheet credit exposures. When similar risk characteristics exist, the Company assesses collectability and measure expected credit losses on a collective basis for a pool of assets, whereas if similar risk characteristics do not exist, the Company assesses collectability and measures expected credit losses on an individual asset basis.

Under the CECL model, the estimation of credit losses involves significant judgment and estimation uncertainty. Management exercises its judgment based on historical loss experience, the age of the accounts receivable, current economic conditions, and reasonable and supportable forecasts that may affect the customer’s ability to pay. Changes in these factors could have a material impact on the estimated credit losses.

Long-lived assets

The Company’s long-lived assets consist primarily of capitalized application development costs related to its internal-use software platform. Costs incurred during the preliminary project and post-implementation stages are expensed as incurred, while costs incurred during the application development stage are capitalized in accordance with ASC 350-40, Internal-Use Software.

Capitalized software development costs are recorded at cost and amortized on a straight-line basis over their estimated useful life of approximately 5 years, commencing when the software is substantially complete and ready for its intended use. Amortization expense is recorded within operating expenses.

The Company reviews long-lived and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability is assessed by comparing the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount exceeds the estimated undiscounted cash flows, an impairment loss is recognized in an amount equal to the excess of the carrying amount over fair value.

For the nine months ended September 30, 2025 and 2024, the Company did not recognize any impairment losses on its long-lived assets.

Fair value of financial instruments

The Company measures fair value in accordance with ASC 820, Fair Value Measurement. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, and establishes a three-level hierarchy for inputs used in measuring fair value:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities.
•	Level 2 — Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

F-23

The Company’s financial instruments primarily consist of cash and cash equivalents, accounts receivable, net, other receivables, due from related party, accounts payable, other payables and accrued expenses and due to a related party. The carrying values of these financial instruments’ approximate fair values due to their short maturities.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Account balances measured at fair value on a recurring basis include the following as of the dates presented:

	September 30, 2025			December 31, 2024
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$70,235	$–	$–	$259,466	$–	$–

As of September 30, 2025 and December 31, 2024, the Company’s cash and cash equivalents totaled $93,814 and $291,385, respectively, consisting of cash at banks of $23,579 and $31,920, which are carried at cost and approximate fair value, and money market mutual funds of $70,235 and $259,466, which are classified as Level 1 financial instruments. The fair value of the Company’s money market funds approximated amortized cost and, as such, there were no unrealized gains or losses as of September 30, 2025 and 2024.

Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures on a recurring basis which involves reassessing the appropriateness of the chosen hierarchy level as new information or market conditions become available.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to receive. The Company determines revenue recognition through the following steps:

1.	Identification of the contract(s) with a customer;
2.	Identification of the performance obligations in the contract;
3.	Determination of the transaction price;
4.	Allocation of the transaction price to the performance obligations in the contract; and
5.	Recognition of revenue when, or as, the Company satisfies a performance obligation.

The Company’s revenues are derived from two primary sources: BILI Base™ and BILI Boost™.

BILI Base™

Revenues are generated from the sale of brand products through the Company’s social commerce platform. The Company acts as the principal in these transactions. Revenue is recognized at a point in time, generally upon shipment or delivery of the product to the customer, which represents the transfer of control. Payments to brands and creators, together with transaction processing fees, are reflected in cost of revenues.

BILI Boost™

Revenues are generated from fees charged to clients for influencer marketing campaigns, which may include strategy development, content creation, and social media posting. Where these services represent distinct performance obligations, the transaction price is allocated based on their relative standalone selling prices. Revenue is recognized over time as services are provided for strategy and content creation, and at a point in time when content goes live for social media posting. Direct creator and production costs are recorded in cost of revenues as incurred.

F-24

The Company does not have significant variable considerations, contract assets, or contract liabilities. Payments are generally collected at or near the time products are delivered or services are performed.

Stock Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. The Company records stock-based compensation expense for all stock-based awards granted to employees, directors, and non-employees based on the fair value of the award at the grant date.

The fair value of stock options is estimated on the grant date using a binomial option-pricing model. The binomial model requires the use of various assumptions, including the expected term of the awards, expected volatility of the Company’s common stock, risk-free interest rate, and expected dividend yield. The expected term is determined based on the contractual term and vesting conditions of the award. Expected volatility is based on historical volatility of comparable publicly traded companies and, where available, the Company’s own stock. The risk-free rate is based on U.S. Treasury yields in effect at the time of grant with a term consistent with the expected life of the award. Dividend yield is assumed to be zero, as the Company has not declared or paid dividends on its common stock.

Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award and is recorded in the consolidated statements of operations. The Company accounts for forfeitures as they occur.

Income taxes

The Company follows the guidance of ASC Topic 740 “Income taxes” and uses liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to be reversed. The Company records a valuation allowance to offset deferred tax assets, if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in consolidated statements of comprehensive income in the period that includes the enactment date.

The Company uses a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. As a result, the impact of an uncertain income tax position is recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

Segment reporting

The Company accounts for segment reporting in accordance with ASC 280, Segment Reporting. Operating segments are identified based on the manner in which financial information is reviewed by the chief operating decision maker (“CODM”) for purposes of allocating resources and assessing performance. The Company adopted ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, in the fourth quarter of 2024 and applied the amendments retrospectively to all prior periods presented. The adoption did not have a material impact on the Company’s unaudited consolidated financial statements.

Comprehensive income

The Company accounts for comprehensive income in accordance with ASC 220, Comprehensive Income. Comprehensive income (loss) for the periods presented consists of net loss and foreign currency translation adjustments and is reported in the accompanying consolidated statements of comprehensive income. The cumulative balance of such items is presented in stockholders’ equity.

F-25

Earnings per share

The Company computes earnings per share in accordance with ASC 260, Earnings Per Share. Basic earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) attributable to common shareholders by the weighted average number of common shares outstanding plus the effect of potentially dilutive common share equivalents.

Potentially dilutive common share equivalents consist of Series B Preferred Stock, each share of which is convertible into 150 shares of common stock. For the year ended December 31, 2024, an aggregate of 17,597,767,200 shares issuable upon conversion of Series B Preferred Stock were excluded from the calculation of diluted earnings (loss) per share as their effect would have been anti-dilutive due to the Company’s net loss.

Commitments and contingencies

The Company accounts for contingencies in accordance with ASC 450, Contingencies. The Company accrues estimated losses from loss contingencies by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an asset had been impaired, or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

As of both September 30, 2025 and December 31, 2024, there were no contingent liabilities relating to litigations against the Company.

Recent Accounting Pronouncements

The Company is an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGC can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company does not opt out of extended transition period for complying with any new or revised financial accounting standards. Therefore, the Company’s financial statements may not be comparable to companies that comply with public company effective dates.

Other accounting pronouncements that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial position and results of operations upon adoption.

NOTE 4 – INTANGIBLE ASSET, NET

The following table summarizes the components of intangible asset as of the periods presented:

	September 30, 2025 (Unaudited)				December 31, 2024 (Audited)
	Useful Life in Years	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Software	5.0	$128,710	$19,603	$109,107	$128,710	–	$128,710
Total intangible asset	5.0	$128,710	$19,603	$109,107	$128,710	–	$128,710

F-26

Amortization expense for the nine months ended September 30, 2025 was $19,603.

No impairment losses were recognized during the nine months ended September 30, 2025 or the year ended December 31, 2024.

As of September 30, 2025, the estimated remaining amortization period for the software was approximately 4.2 years.

NOTE 5 – ACCOUNTS RECEIVABLES, NET

Accounts receivables, net consist of the following:

	September 30, 2025	December 31, 2024
Accounts receivable	$233,494	$46,843
Allowance for credit losses	–	–
Total, net	$233,494	$46,843

For the nine months ended September 30, 2025 and year ended December 31, 2024, no allowance for credit losses expense was recognized against its accounts receivable, respectively

NOTE 6 – RELATED PARTY TRANSACTIONS

Due to related parties

As of September 30, 2025, and December 31, 2024, Chiching Hung, a director and shareholder of the Company, was owed $30,500, for payments of legal, accounting and OTC Market fees on behalf of the Company. These advances are non-interest bearing, due on demand, and have no specified repayment schedule.

As of September 30, 2025, and December 31, 2024, shareholders of BILI Inc. (“BILI”) were owed $346,587 and $330,140, respectively, for advances to cover operating expenses. The balance also included $6,948 received as a subscription for future issuance of shares. These amounts are non-interest bearing, due on demand, and have no specified repayment schedule.

Accrued liabilities – related party

As of September 30, 2025, and December 31, 2024, shareholders of BILI Inc. (“BILI”) paid operating expenses of $10,470 and $16,289, respectively, on behalf of the Company. These accrued liabilities include the interests of the interest-bearing loans

NOTE 7 – EQUITY

Common stock

The Company is authorized to issue 40,000,000,000 shares of common stock, par value $0.001 per share.

During the nine months ended September 30, 2024, the Company’s subsidiary issued shares of common stock for total cash proceeds and subscription receivables of $378,691.

F-27

As of December 31, 2024, the Company had 2,596,661,821 shares of common stock issued and outstanding.

During 2025, all 117,318,448 shares of the Company’s Series B Preferred Stock were converted into common stock at a rate of 150 shares of common stock for each share of Series B Preferred Stock, resulting in the issuance of 17,597,767,200 shares of common stock.

As of September 30, 2025, the Company had 20,194,429,021 shares of common stock issued and outstanding.

Preferred Stock

The Company authorized 120,000,000 shares of Preferred Stock and designated 118,000,000 shares as Series B Preferred Stock, par value $0.001 per share.

Series B Preferred Stock

The Company authorized 120,000,000 shares of Preferred Stock and designated 118,000,000 shares as Series B Preferred Stock, par value $0.001 per share. Each share of Series B Preferred Stock is convertible into 150 shares of Common Stock, entitles the holder to vote together with Common Stockholders on an as-converted basis, and entitles the holder to receive dividends and other distributions, if declared, on a pari-passu basis with Common Stock.

On October 16, 2024, the Company issued an aggregate of 117,318,448 shares of Series B Preferred Stock to the BILI Shareholders as consideration pursuant to an Equity Exchange Agreement in connection with the acquisition of BILI Inc. The issuance of Series B Preferred Stock is accounted for as a recapitalization of the Company, with BILI Inc. deemed the accounting acquirer and AGGI the legal acquirer. Accordingly, the historical consolidated financial statements of BILI Inc. are treated as the continuing reporting entity, and the equity structure has been restated to reflect the recapitalization.

During 2025, all outstanding shares of Series B Preferred Stock were converted into common stock.

As of September 30, 2025, and December 31, 2024, the Company had nil and 117,318,448 shares of Series B Preferred Stock issued and outstanding respectively.

Stock Option Plan – Subsidiary

The Company’s wholly owned subsidiary, BILI, Inc., maintained an employee stock option plan under which certain employees of the subsidiary were granted options to purchase shares of the subsidiary’s common stock. These stock options were issued and settled by the subsidiary and are not convertible into, or based on, shares of the parent company.

During the nine months ended September 30, 2024, employees exercised stock options totaling $220,395, resulting in the issuance of 1,665,294 shares of the subsidiary’s common stock. Total cash proceeds of $111,974 were received by the subsidiary in connection with these exercises. Such proceeds are included within Cash proceeds from subscription receivables in the consolidated statements of stockholders’ equity / (deficit), and are also reflected as a financing activity in the consolidated statements of cash flows. All of the stock options issued under the BILI, Inc. plan were converted into shares of the Company’s Series B Preferred Stock pursuant to the Equity Exchange Agreement, and the stock option plan was terminated in September 24, 2024 by the board of directors of BILI, Inc. No options were issued and outstanding as of September 30, 2025.

The cost of stock-based compensation related to these options is recognized by the subsidiary over the vesting period in accordance with ASC 718, Compensation – Stock Compensation, and is included in the Company’s consolidated statements of operations. The corresponding increase in equity is reflected in additional paid-in capital in the consolidated balance sheets.

F-28

NOTE 8 – STOCK-BASED COMPENSATION

The Company’s wholly owned subsidiary, BILI Inc., maintained an equity incentive plan that provided for the issuance of stock options to employees, directors, and consultants. Options typically vested over service periods ranging from immediate to two years and expired one to two years from the grant date.

For the nine months ended September 30, 2025 and 2024, the Company recognized stock-based compensation expense of nil and $37,577, respectively, in the unaudited consolidated statement of comprehensive income.

The Company’s subsidiary stock option plan was terminated in 2024, and all unvested awards were cancelled without replacement, therefore, no additional expense will be recognized and none are outstanding.

NOTE 9 – INCOME TAXES

The U.S. and non-U.S. components of loss before income taxes were as follows:

Nine Months Ended, September	2025	2024
United States	(5,000)	–
Canada	(68,267)	(318,022)
Net Loss before income tax	(73,267)	(318,022)

For the nine months ended September 30, 2025 and 2024, the Company recorded no income tax expense.

United States

The Company is subject to US federal corporate income tax rate of 21%.

At September 30, 2025, the Company had approximately $10,000 of U.S. federal net operating losses available to offset future taxable income. These net operating losses may be carried forward indefinitely and are subject to an annual limitation of 80% of taxable income.

In connection with the reverse acquisition completed on October 16, 2024, the Company (formerly AGGI Inc.) was determined to be the legal acquirer but the accounting acquiree under ASC 805-40, Reverse Acquisitions. For accounting purposes, the transaction is treated as a recapitalization of the accounting acquirer, whereby the net assets of the legal acquirer (AGGI Inc.) are stated at their historical carrying amounts, and no goodwill or intangible assets are recognized. The historical accumulated deficit of $12,360,713 of the legal acquirer was eliminated against Additional Paid-in Capital as part of this recapitalization, consistent with ASC 805-40-45-1, since the financial statements subsequent to the transaction represent a continuation of the accounting acquirer’s operations with a recapitalized capital structure.

The Company evaluated the potential tax benefits associated with the legal acquirer’s historical NOLs under ASC 740. Because the transaction resulted in a change of ownership under Internal Revenue Code 382 and the legal acquirer had no continuing operations, no deferred tax asset has been recognized for those NOLs. Utilization of such pre-acquisition losses, if any, would be limited and will be recognized in the period utilization becomes more likely than not.

Canada

The subsidiaries of the Company operating in Canada are subject to a small business income tax rate of 12.2%, which includes federal and provincial rates.

At September 30, 2025, the Canadian subsidiaries had approximately $1,370,333 of net operating losses (“NOLs”) available to offset future taxable income. These NOLs may be carried forward for up to 20 years.

F-29

Deferred Tax Assets

The components of deferred tax assets are summarized as follows ($):

September 30,	2025	2024
Deferred tax assets – U.S. NOLs (21%)	2,100	–
Deferred tax assets – Canadian NOLs (12.2%)	167,181	138,321
Gross deferred tax assets	169,281	138,321
Less: Valuation allowance	(169,281)	(138,321)
Net deferred tax assets	–	–

The reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate is as follows:

Nine Months Ended September 30	2025		2024
U.S. federal statutory income tax rate	(21.0%	)	(21.0%	)
Foreign rate differential (Canada @ 12.2%)	8.5%		8.8%
Valuation allowance	12.5%		12.2%
Effective income tax rate	0.0%		0.0%

NOTE 10 – SUBSEQUENT EVENTS

The Company evaluated subsequent events in accordance with ASC 855, Subsequent Events. Management has evaluated subsequent events through February 13, 2026, the date the financial statements were issued. Other than as disclosed in these financial statements, no material subsequent events were identified that require recognition or disclosure.

F-30

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLIED ENERGY, INC.

Dated: February 13, 2026	/s/ Adrian Capobianco
Adrian Capobianco
Chief Executive Officer, Chief Financial Officer, and Director

37